SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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SEQUENOM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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SEQUENOM, INC.

3595 John Hopkins Court

San Diego, California 92121

(858) 202-9000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON June 11, 2013

To the Stockholders of Sequenom, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Sequenom, Inc., a Delaware corporation (the “Company”), will be held on June 11, 2013 at 9:00 a.m. local time at the corporate headquarters of the Company located at 3595 John Hopkins Court, San Diego, California 92121 for the following purposes:

1.	to elect Ernst-Günter Afting, Kenneth F. Buechler, John A. Fazio, Harry F. Hixson, Jr., Myla Lai-Goldman, Richard A. Lerner, Ronald M. Lindsay, David Pendarvis and Charles P. Slacik as directors to hold office until the annual meeting of stockholders in 2014;

2.	to approve an amendment to the Company’s 2006 Equity Incentive Plan to increase the number of shares of the Company’s common stock available for issuance under such plan by 4,000,000 shares;

3.	to approve an amendment to the Company’s 1999 Employee Stock Purchase Plan to increase the number of shares of the Company’s common stock available for issuance under such plan by 2,300,000 shares;

4.	to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement;

5.	to ratify our Audit Committee’s selection of Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

6.	to conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting.

The record date for the annual meeting is April 15, 2013. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Harry F. Hixson, Jr.

Chairman of the Board of Directors

and Chief Executive Officer

San Diego, California

April 26, 2013

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY MAILED TO YOU, OR VOTE OVER THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

SEQUENOM, INC.

3595 John Hopkins Court

San Diego, California 92121

(858) 202-9000

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

June 11, 2013

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 26, 2013 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 6, 2013.

What am I voting on?

There are five matters scheduled for a vote at the annual meeting:

•

Election of Ernst-Günter Afting, Kenneth F. Buechler, John A. Fazio, Harry F. Hixson, Jr., Myla Lai-Goldman, Richard A. Lerner, Ronald M. Lindsay, David Pendarvis and Charles P. Slacik as directors to hold office until the annual meeting of stockholders in 2014;

•	Approval of an amendment to the Company’s 2006 Equity Incentive Plan to increase the number of shares of the Company’s common stock available for issuance under such plan by 4,000,000 shares;

•	Approval of an amendment to the Company’s 1999 Employee Stock Purchase Plan to increase the number of shares of the Company’s common stock available for issuance under such plan by 2,300,000 shares;

•	Advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement in accordance with SEC rules; and

•	Ratification of the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 15, 2013 will be entitled to vote at the annual meeting. At the close of business on this record date, there were 115,151,229 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If at the close of business on April 15, 2013 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to complete and return the proxy card or vote on the internet to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on April 15, 2013 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in street name, and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may withhold your vote for any nominee you specify. You cannot vote for a greater number of persons than the number of nominees to the Board of Directors named. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or on the internet as instructed below, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•

To vote through the internet, go to www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m. Eastern Time on June 10, 2013 to be counted.

•	To vote in person, come to the annual meeting, and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in that notice to ensure that your vote is counted.

To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on April 15, 2013.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all nominees for director, “For” approval of an amendment to the Company’s 2006 Equity Incentive Plan, “For” approval of an amendment to the Company’s 1999 Employee Stock Purchase Plan, “For” the advisory vote to approve executive compensation and “For” the ratification of our Audit Committee’s selection of Ernst & Young LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2013. If any other matter is properly presented at the meeting, your proxy will vote your shares using his best judgment.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy through the internet.

•	You may send a written notice that you are revoking your proxy to Sequenom’s Secretary at 3595 John Hopkins Court, San Diego, California 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or internet proxy is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you must follow the instructions provided by your broker or bank to change your vote.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, in the election of directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Please see the more detailed description of the effect of broker non-votes on specific proposals in the answer to “How many votes are needed to approve each proposal?” below.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the applicable rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes to approve named executive officer compensation.

How many votes are needed to approve each proposal?

•

For the election of directors, the nine nominees receiving the most “For” votes from the shares present in person or represented by proxy and entitled to vote at the annual meeting, will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

To be approved, Proposal 2 to amend the Company’s 2006 Equity Incentive Plan to increase the number of shares of the Company’s common stock available for issuance under such plan by 4,000,000 shares must receive “For” votes from holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If you select “Abstain” on your proxy card or you attend the meeting and abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

To be approved, Proposal 3 to amend the Company’s 1999 Employee Stock Purchase Plan to increase the number of shares of the Company’s common stock available for issuance under such plan by 2,300,000 shares must receive “For” votes from a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If you select “Abstain” on your proxy card or you attend the meeting and abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

Proposal 4, advisory vote to approve the compensation of the Company’s named executive officers, will be considered to be approved if it receives “For” votes from a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

To be approved, Proposal 5 to ratify the selection by the Audit Committee of our Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 must receive “For” votes from a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. If you select “Abstain” on your proxy card or you attend the meeting and abstain from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On April 15, 2013, the record date, there were 115,151,229 shares outstanding and entitled to vote. As a result 57,575,615 of these shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we will file with the SEC within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we will file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to mailed and internet hosted proxy materials, our officers, employees, directors and Alliance Advisors, LLC may also solicit proxies in person, by telephone or by other means of communication. Officers, employees and directors will not be paid any additional compensation for soliciting proxies, but Alliance Advisors, LLC will be paid its customary fee of approximately $8,500 plus out-of-pocket expenses if it solicits proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for the 2014 annual meeting of stockholders is February 11, 2014. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must also do so by February 11, 2014. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Our current Bylaws are available at the SEC’s website, www.sec.gov, or upon written request to Secretary, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of nine members and is not classified. Each director serves for a one-year term. At the annual meeting, the term of office of all directors will expire.

The Nominating and Corporate Governance Committee of the Board of Directors has nominated Ernst-Günter Afting, Kenneth F. Buechler, John A. Fazio, Harry F. Hixson, Jr., Myla Lai-Goldman, Richard A. Lerner, Ronald M. Lindsay, David Pendarvis and Charles P. Slacik for election to the Board of Directors. Drs. Afting, Buechler, Hixson, Lerner and Lindsay and Messrs. Fazio, Pendarvis and Slacik were previously elected by our stockholders at our 2012 annual meeting. Dr. Lai-Goldman was elected by our Board of Directors effective September 2012. Dr. Lai-Goldman was recommended to our Nominating and Corporate Governance Committee as a candidate for director by Dr. Hixson and by a third-party search firm. If re-elected at the annual meeting, each nominee would serve until the 2014 annual meeting and his or her successor is elected and qualified.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Dr. Afting, Dr. Buechler, Mr. Fazio, Dr. Hixson, Dr. Lai-Goldman, Dr. Lerner, Dr. Lindsay, Mr. Pendarvis and Mr. Slacik. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, shares represented by such proxies will be voted for the election of any substitute nominee proposed by the Nominating and Corporate Governance Committee. Each of the nominees has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

Nominees for Election for a One-year Term Expiring at the 2014 Annual Meeting

Ernst-Günter Afting, Ph.D., M.D.

Dr. Afting, 70, has served as a director since 1996. From 1995 until his retirement in 2006, Dr. Afting served as President and Chief Executive Officer of the National Research Center for Environment and Health, GSF-National Research Center for Environment and Health GmbH, a governmental research center in Munich, Germany. From 1993 to 1995, he served as President and Chief Executive Officer of Roussel UCLAF, Paris. He was also a member of the board of directors of the Pharmaceutical Division of Hoechst Group from 1984 to 1993 and was chairman and Chief Executive Officer of the Divisional Pharmaceutical Board of Hoechst from 1992 to 1993. Dr. Afting was a member of the Advisory Committee on Science and Technology to German Chancellor Helmut Kohl from 1996 to 1997 and from 1996 to 2005 was a member of the German National Advisory Committee on Health Research to the State Secretaries of Science, Technology and Health. Dr. Afting currently serves on the advisory board for Science and Innovation to the Bavarian State Secretary of Economics. Dr. Afting has been a member of the medical faculty at the University of Goettingen since 1985. Dr. Afting served on the board of Intercell AG from January 1999 until February 2013 and on the board of Olympus Europa GmbH from February 2008 until February 2012. He currently serves on the boards of Enanta Pharmaceuticals, Inc. and Sorrento Therapeutics, Inc. Dr. Afting received his Ph.D. in Chemistry and M.D. from the University of Freiburg/Breisgau, Germany.

The Nominating and Corporate Governance Committee believes that Dr. Afting’s business experience, including his extensive experience as a medical researcher, his service on governmental advisory committees and other public company boards and his experience and expertise in international medical and business matters, combined with his business acumen and judgment provide our Board of Directors with valuable scientific and operational expertise and leadership skills.

Kenneth F. Buechler, Ph.D.

Dr. Buechler, 59, has served as a director since December 2009. Dr. Buechler was President and Chief Scientific Officer of Biosite Incorporated, a provider of diagnostic products and antibody development technologies, from 2003 to 2007, and prior to that was a co-founder and held roles as Director of Chemistry and Vice-President of Research and Development from 1988 to 2003. Prior to forming Biosite, Dr. Buechler was a senior research scientist for the diagnostics research and development group at Hybritech Incorporated, a biotechnology company located in San Diego. Dr. Buechler served on the board of directors of Adnavance, Inc. from March 2008 until April 2010. Dr. Buechler currently serves on the board of directors of Quidel Corp., Sotera Wireless Inc., and Astute Medical Inc. Dr. Buechler received his Ph.D in biochemistry from Indiana University.

The Nominating and Corporate Governance Committee believes Dr. Buechler’s business experience in diagnostics research and as a co-founder and executive officer of Biosite, including the successful development of a number of diagnostic products, and his service on other public company boards combined with his business acumen and judgment provide our Board of Directors with valuable scientific and operational expertise and leadership skills.

John A. Fazio

Mr. Fazio, 69, has served as a director since 2007. Mr. Fazio is a former senior general practice partner of PricewaterhouseCoopers, a global accounting and professional services company. Mr. Fazio retired from PricewaterhouseCoopers in 2000 following 35 years of service during which he held a variety of senior positions in accounting, auditing, consulting, and administration. Currently, Mr. Fazio serves on the board of directors of Heidrick & Struggles International, Inc. Mr. Fazio served on the board of directors of Imclone Systems, Inc. from February 2003 until April 2006, and served on the board of directors of Dendrite International, Inc. from March 2003 until August 2007. Mr. Fazio is a member of the American Institute of Certified Public Accountants and the Institute of Management Accountants and holds an M.A. from Ohio State University.

The Nominating and Corporate Governance Committee believes that Mr. Fazio’s knowledge and understanding of accounting and finance, his service in senior management positions at a leading public accounting firm, and his service on other public company boards combined with his business acumen and judgment provide our Board of Directors with valuable accounting, financial and operational expertise and leadership skills.

Harry F. Hixson, Jr., Ph.D.

Dr. Hixson, 74, has served as our Chief Executive Officer since September 2009. Dr. Hixson has served as Chairman of the Board of Directors since 2003. He served as a director of BrainCells, Inc., from December 2003 to February 2011, where he also served as Chief Executive Officer from July 2004 until September 2005. Dr. Hixson served as Chief Executive Officer of Elitra Pharmaceuticals, Inc., a biopharmaceutical company focused on anti-infective drug development, from February 1998 until May 2003. He served as President and Chief Operating Officer of Amgen Inc., and as a member of its board of directors from 1988 to 1991. Prior to Amgen, Dr. Hixson held various management positions with Abbott Laboratories, including Vice President, Diagnostic Products Business Group, and Vice President, Research and Development, in the Diagnostics Division. Dr. Hixson also is a director of Arena Pharmaceuticals, Inc., and from September 2006 until May 2010 served as a director of Infinity Pharmaceuticals, Inc., and from February 2009 until September 2010 served as a director of Novabay Pharmaceuticals. Dr. Hixson received his Ph.D. in Physical Biochemistry from Purdue University and an M.B.A. from the University of Chicago.

The Nominating and Corporate Governance Committee believes Dr. Hixson’s business experience, including his extensive experience as an executive officer of biopharmaceutical companies and his service on various public company boards, combined with his business acumen and judgment provide our Board of Directors with valuable scientific and operational expertise and leadership skills.

Myla Lai-Goldman, M.D.

Dr. Lai-Goldman, 55, has served as a director since September 2012. Since September 2008, she has been the managing partner of Personalized Science, LLC, a consulting company she founded that is focused on innovative diagnostics for patients’ unmet clinical needs. Dr. Lai-Goldman is also the Chief Executive Officer and President of GeneCentric Diagnostics, Inc., a molecular diagnostics company focused on developing and commercializing assays that enable oncologists and their patients to make informed, individualized, treatment decisions. Dr. Lai-Goldman has been with GeneCentric Diagnostics, Inc., since June 2011. Dr. Lai-Goldman is also a venture partner with Hatteras Venture Partners, as position she has held since August 2011. From June 2009 to December 2010, Dr. Lai-Goldman was Chief Executive Officer and Chief Scientific Officer of CancerGuide Diagnostics, Inc., a life science company focused on the development and commercialization of genomic-based clinical and pharmaceutical cancer tests and services. From 1990 to December 2008, Dr. Lai-Goldman served in various roles at Laboratory Corporation of America Holdings and its predecessor company, Roche Biomedical Laboratories, a clinical laboratory company, including Executive Vice President, Chief Medical Officer, and Chief Scientific Officer. Dr. Lai-Goldman is a recognized author and speaker on clinical diagnostics. Dr. Lai-Goldman received her B.S. in biology from the University of Pennsylvania and her medical degree from Columbia University. Dr. Lai-Goldman completed a pathology residency and surgical pathology fellowship at The University of California, Los Angeles, and a hematopathology fellowship at The University of North Carolina, Chapel Hill. Dr. Lai-Goldman is board certified in anatomic and clinical pathology.

The Nominating and Corporate Governance Committee believes that Dr. Lai-Goldman’s clinical laboratory medicine and diagnostics experience, and business experience as an executive officer, combined with her business acumen and judgment provide our Board of Directors with valuable scientific and operational expertise and leadership skills.

Richard A. Lerner, M.D.

Dr. Lerner, 74, has served as a director since 2007. Dr. Lerner served as President of the Scripps Research Institute, a private, non-profit biomedical research organization from 1986 to January 2012, and since then has served and continues to serve as Institute Professor. Dr. Lerner received the Wolf Prize in Chemistry in 1994, the California Scientist of the Year Award in 1996, the Paul Ehrlich and Ludwig Darmstaedter Prize in 2003, and the Prince of Asturias Award in 2012 for his achievements in the development of catalytic antibodies and combinatorial antibody libraries. Dr. Lerner is a member of the Royal Swedish Academy of Sciences and the National Academy of Sciences. Dr. Lerner served as a director of Kraft Foods, Inc. from 2005 to March 2012 and currently serves as a director of Opko Health, Inc., Teva Pharmaceutical Industries Ltd., and IntraCellular Therapies. Dr. Lerner received his M.D. from Stanford Medical School.

The Nominating and Corporate Governance Committee believes that Dr. Lerner’s business experience as a research scientist and executive officer, including his service as a director of other public companies, combined with his business acumen and judgment provide our Board of Directors with valuable scientific and operational expertise and leadership skills.

Ronald M. Lindsay, Ph.D.

Dr. Lindsay, 65, has served as our Executive Vice President of Strategic Planning since December 2012. Dr. Lindsay previously served as our Executive Vice President of Research and Development from August 2010 until December 2012 and as our interim Senior Vice President of Research and Development from September 2009 until August 2010. Dr. Lindsay has served as a member of our Board of Directors since 2003. He currently operates Milestone Consulting, a biopharmaceutical consulting firm. Dr. Lindsay served as Vice President, Research and Development, and Chief Science Officer of diaDexus Inc., a biotechnology company, from 2000 to January 2004. From 1997 through 2000, Dr. Lindsay served in various senior management roles with Millennium Pharmaceuticals, Inc., a biopharmaceutical company. From 1989 to 1997, Dr. Lindsay served in various roles with Regeneron Pharmaceuticals Inc., of which he was a founding scientist. He is a director of Arqule Inc. Dr. Lindsay received his Ph.D. in Biochemistry from the University of Calgary.

The Nominating and Corporate Governance Committee believes that Dr. Lindsay’s business experience including as an executive officer and research scientist, and his service on other public company boards combined with his business acumen and judgment provide our Board of Directors with valuable scientific and operational expertise and leadership skills.

David Pendarvis

Mr. Pendarvis, 54, has served as a director since December 2009. Mr. Pendarvis is Chief Administrative Officer, Global General Counsel and Secretary of ResMed Inc., a medical device company focused on sleep-disordered breathing. He has been with ResMed since 2002. From 2000 until 2002, Mr. Pendarvis was a partner in the law firm of Gray Cary Ware & Freidenrich LLP. Until 2000 he was a partner with Gibson, Dunn & Crutcher LLP, where he began working in 1986. From 1984 until 1986 he was a law clerk to the Hon. J. Lawrence Irving, US District Judge, Southern District of California. Mr. Pendarvis received his J.D. from the University of Texas School of Law and his M.S. in executive leadership from the University of San Diego.

The Nominating and Corporate Governance Committee believes that Mr. Pendarvis’ experience as an executive officer at a medical device company and as an attorney, combined with his business acumen and judgment provide our Board of Directors with valuable operational expertise and leadership skills.

Charles P. Slacik

Mr. Slacik, 59, has served as a director since June 2011. Mr. Slacik was Chief Financial Officer and Senior Vice President of Finance of Beckman Coulter Inc., a leading manufacturer of biomedical testing instrument systems, tests and supplies, from October 2006 to September 2011 and was responsible for all aspects of financial management and information technology. From 2003 to 2006, Mr. Slacik served as Executive Vice President and Chief Financial Officer of Watson Pharmaceuticals, Inc., an integrated global pharmaceutical company engaged in the development, manufacturing, marketing, sale and distribution of generic, brand and biologic pharmaceutical products. From 1999 to 2003, Mr. Slacik served as Senior Vice President and Chief Financial officer of C.R. Bard, Inc., a developer and manufacturer of medical technologies in the fields of vascular, urology, oncology and surgical specialty products. Currently, Mr. Slacik serves on the board of directors of STAAR Surgical Company. Mr. Slacik earned a Bachelor of Science degree in accounting and finance from the University of Connecticut and is a Certified Public Accountant.

The Nominating and Corporate Governance Committee believes that Mr. Slacik’s experience as an executive officer of biomedical and pharmaceutical companies, combined with his business acumen and judgment provide our Board of Directors with valuable financial, healthcare and operational expertise and leadership skills.

THE BOARD OF DIRECTORS RECOMMENDS A

VOTE IN FAVOR OF EACH NAMED NOMINEE.

Vacancies on the Board of Directors

Vacancies on the Board of Directors may be filled only with the approval of at least two-thirds of the directors then in office. A director elected by the Board of Directors to fill a vacancy, including a vacancy created by an increase in the number of directors, shall serve until the next annual meeting of stockholders and the director’s successor is elected and qualified.

Independence of the Board of Directors

As required under applicable Nasdaq Marketplace Rules, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. Our Board of Directors consults with our counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq Marketplace Rules, as in effect time to time. We require each independent director of the Board of Directors to annually certify, in writing, to the Chair of the Nominating and Corporate Governance Committee that he or she is independent under the Nasdaq Marketplace Rules and to immediately inform the Board of Directors of any change in his or her independent status.

Consistent with these considerations, after review of all relevant transactions and relationships between each director or any of his or her family members, and our senior management, our independent registered public accounting firm and us, the Board of Directors affirmatively has determined that all of the directors who served in 2012 were independent directors within the meaning of the applicable Nasdaq Marketplace Rules, except for Dr. Hixson, our current Chief Executive Officer, and Dr. Lindsay, our Executive Vice President of Strategic Planning.

As required under applicable Nasdaq Marketplace Rules, in 2012 our independent directors met in regularly scheduled executive sessions at which only independent directors were present. In 2009 we adopted a policy that following each regular meeting of the Board of Directors, the independent directors are required to hold an executive session without the attendance or participation of our Chief Executive Officer or any other officer or employee.

In 2009 we also adopted a policy prohibiting our directors from serving on the Board of Directors of more than four public or private for-profit companies (not including Sequenom or any of our subsidiaries or affiliates).

Board of Directors Leadership Structure

Our Board of Directors is currently chaired by our Chief Executive Officer, Dr. Hixson. The Board of Directors has also appointed Dr. Lerner as lead independent director.

As a general policy, our Board of Directors believe that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board of Directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board of Directors as a whole. Until September 2009, the positions of Chairman of the Board and Chief Executive Officer were held by different individuals. In September 2009, our Board of Directors appointed Dr. Hixson as Chief Executive Officer given his knowledge of the Company and business experience. We expect and intend the positions of Chairman of the Board of Directors and Chief Executive Officer to be held by two individuals once Dr. Hixson completes his service as Chief Executive Officer.

Role of the Board of Directors in Risk Oversight

One of the Board of Director’s key functions is informed oversight of our risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various Board of Directors standing committees that address risks inherent in their respective areas of oversight.

In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures, including credit risks and liquidity risks, and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. During 2012 the Audit Committee reviewed and discussed reports from management, independent auditors and other committees with respect to accounting and financial controls, assessment of business risks and certain matters related to legal and ethical compliance programs. Our Nominating and Corporate Governance Committee develops and monitors the effectiveness of our corporate governance policies and principles, including oversight of risks associated with potential conflicts of interest. The Compensation Committee reviews and approves individual and corporate performance goals, advises the Board of Directors regarding the adoption, modification, or termination of compensation plans and policies and assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Science Committee advises the Board of Directors regarding risks associated with our technological and scientific research, monitors the sufficiency of laboratory controls and procedures, assesses procedures for the conduct of research and development and clinical studies and oversees external review of our research and development programs.

Continuing Education

In 2009 we adopted a policy requiring new directors to participate in an initial orientation program upon election to the Board of Directors and in regular continuing education programs thereafter, in order that they fully understand their directorial responsibilities and can faithfully fulfill their fiduciary duties. This continuing education, outlining the essential elements of best corporate governance practices and informing directors of new developments in this area, is conducted by our general counsel or otherwise by a designated outside counsel with corporate governance expertise.

Meetings of the Board of Directors

The Board of Directors met 10 times during 2012. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.

Attendance at Annual Meetings

We have adopted a policy of inviting and strongly encouraging our directors and nominees for director to attend our annual meetings of stockholders. All eight of our then current directors attended our annual meeting in 2012.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees. The Code of Business Conduct and Ethics is available in the Corporate Governance section under “Investors” on our website at www.sequenom.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to the principal executive, financial or accounting officers, we will promptly disclose the nature of the amendment or waiver on our website.

Communication with the Board of Directors

Persons interested in communicating with our Board of Directors regarding their concerns or issues may send written correspondence to the Board of Directors in care of the Secretary at Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 or by email to “board@sequenom.com”. The Secretary will screen communications for spam, junk mail, mass mailings, product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material before forwarding to the Board of Directors. The process regarding security holder communications with the Board of Directors may be found on our website at www.sequenom.com, under “Investors.”

Board of Directors Committees

The Board of Directors has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Science Committee. The following table provides current membership and meeting information for 2012 for each of the standing committees:

Name	Audit		Compensation		Nominating and Corporate Governance		Science
Ernst-Gunter Afting(1)					X	*	X
Kenneth F. Buechler			X				X	*
John A. Fazio(2)	X	*
Harry F. Hixson, Jr.
Myla Lai-Goldman(3)					X		X
Richard A. Lerner			X		X		X
Ronald M. Lindsay							X
David Pendarvis	X		X	*
Charles P. Slacik	X
Total meetings in 2012	6		10		5		2

*	Current Committee Chair
(1)	Dr. Afting served on the Audit Committee until December 2012.
(2)	Mr. Fazio served on the Nominating and Corporate Governance Committee until December 2012.
(3)	Dr. Lai-Goldman was appointed to the Science Committee effective September 2012. She was appointed to the Nominating and Corporate Governance Committee effective December 2012.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each current member of each committee meets the applicable rules and regulations regarding independence and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment.

Nominating and Corporate Governance Committee

Three directors comprise the Nominating and Corporate Governance Committee: Dr. Afting (chair), Dr. Lai-Goldman, and Dr. Lerner. The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as directors consistent with criteria approved by the Board of Directors; reviewing and evaluating incumbent directors; selecting candidates for election to the Board of Directors; making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors; assessing the performance of management and the Board of Directors; evaluating and establishing policies prohibiting the purchase of financial instruments designed to hedge against market risk; and overseeing corporate governance matters. Our Nominating and Corporate Governance Committee charter may be found in the Corporate Governance section under “Investors” on our website at www.sequenom.com. All members of the Nominating and Corporate Governance Committee are independent (as currently defined in Nasdaq Marketplace Rule 5605(a)(2)).

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long term interests of our stockholders. The Nominating and Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, our Board of Directors and the Nominating and Corporate Governance Committee believe that it is essential that the Board of Directors members represent diverse viewpoints. The Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, our operating requirements and the long term interests of stockholders. In conducting this assessment, the Committee considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of the Board of Directors to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews such directors’ overall service during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Committee also determines whether the nominee must be independent under applicable Nasdaq and SEC rules. The Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee by majority vote. In 2012, Kazan International, Inc. was paid a fee to assist in the process of identifying and evaluating director candidates. This engagement ultimately resulted in the nomination and appointment of Dr. Lai-Goldman to the Board of Directors.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121. Such recommendations must be received by the Nominating and Corporate Governance Committee at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Audit Committee

Three directors comprise the Audit Committee: Mr. Fazio (chair), Mr. Pendarvis and Mr. Slacik. The Audit Committee oversees our corporate accounting and financial reporting process, the systems of internal control over financial reporting and disclosure controls and procedures. The Audit Committee evaluates the performance and assesses the qualifications of the independent registered public accounting firm that audits our financial statements; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; receives and reviews at least annually written statements from the independent registered public accounting firm affirming their independence and delineating their relationships with us or our employees with financial oversight roles that may reasonably be thought to bear on independence; confers with management and the independent registered public accounting firm regarding any fraud, whether or not material, that includes management or other employees who have any significant role in our internal control over financial reporting and any significant changes in internal controls or other factors that could significantly affect internal controls; confers with management to ensure that adequate and effective processes are in place to maintain disclosure controls and procedures that ensure that information we are required to disclose are recorded, processed, summarized and reported accurately and within the applicable time periods and that such information is accumulated and communicated to management, as appropriate, to allow for timely decisions regarding required disclosure; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews and approves or rejects related-person transactions; reviews and approves the disclosures to be included in our periodic reports on Form 10-K and Form 10-Q; and discusses with management and the independent registered public accounting firm the results of the annual audit and review of our quarterly financial statements. We have adopted a policy requiring the Audit Committee to hold executive sessions with our independent auditor and our financial management team as a routine item on the agenda for each of the Audit Committee’s regularly scheduled meetings other than telephonic meetings, for which executive sessions are held upon request of the Audit Committee, management, or the independent registered public accounting firm. The Audit Committee has adopted a written charter that may be found in the Corporate Governance section under “Investors” on our website at www.sequenom.com.

All communications directed to the Audit Committee in accordance with the Open Door Policy for Reporting Complaints that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded only to the Chair of the Audit Committee and designated outside counsel to the Company. The Open Door Policy for Reporting Complaints is available in the Corporate Governance section under “Investors” on our website at www.sequenom.com.

The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members who served on the Audit Committee in 2012 were independent (as independence is currently defined in Nasdaq Marketplace Rule 5605(a)(2) and SEC Rule 10A-3). The Board of Directors has determined that Mr. Fazio and Mr. Slacik qualify as “audit committee financial experts,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Fazio’s and Mr. Slacik’s level of knowledge and experience based on a number of factors, including their formal education and experience.

As discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, prior to the identification of the material weaknesses in our internal control over financial reporting described therein, we had undertaken the following steps in 2012 to evaluate and supplement the staffing level, skills and qualifications of accounting department personnel:

•	In June 2012, we hired an experienced accounting professional in the role of Chief Accounting Officer to oversee the accounting function;

•

In the fourth quarter of 2012, we added experienced accounting professionals with the skills, training and experience required to identify and address the application of generally accepted accounting principles, to manage and review the day-to-day accounting operations; and

•	Enhanced our processes and procedures related to the review of financial information, reconciliations and non-recurring transactions by appropriate qualified personnel.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2012 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB (Rule 3526) regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Audit Committee

John A. Fazio

David Pendarvis

Charles P. Slacik

Compensation Committee

Three directors comprise the Compensation Committee: Mr. Pendarvis (chair), Dr. Buechler and Dr. Lerner. The Compensation Committee establishes our executive compensation philosophy and reviews and approves our overall compensation strategy and policies. All members who served on the Compensation Committee in 2012 were independent (as currently defined in Nasdaq Marketplace Rule 5605(a)(2)). The Compensation Committee’s charter may be found in the Corporate Governance section under “Investors” on our website at www.sequenom.com. The functions of the Compensation Committee include, among other things:

•

reviewing the compensation and other terms of employment of our Chief Executive Officer and, for 2013, our President and Chief Operating Officer, and recommending such compensation and items to the Board of Directors for its approval;

•	reviewing and approving the compensation and other terms of employment of the other executive officers and, beginning in 2013, reviewing and approving the compensation of our non-employee directors;

•	reviewing and approving corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;

•

evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us; and

•	administration of our equity incentive and stock purchase plans and other benefit plans and programs.

The Compensation Committee also reviews with management the Company’s Compensation Discussion and Analysis and considers whether to recommend that it be included in the proxy statement and other filings.

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended (the “1934 Act”), whether made before or after the date of this proxy statement and without regard to any general incorporation language therein.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets in person in connection with regularly scheduled meetings of the Board of Directors and holds meetings with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with our Chief Executive Officer and Vice President of Human Resources. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority in its sole discretion to retain or obtain the advice of any compensation consultant, legal counsel or other advisor at the Company’s expense and shall be directly responsible for the appointment, compensation and oversight of the work of such advisors and will review the independence of such advisors prior to appointment, as required by SEC rules and regulations.

Under its charter, each member of the Compensation Committee must be a “non-employee director” within the meaning of Rule 16b-3 under the 1934 Act and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and each of Mr. Pendarvis, Dr. Lerner and Dr. Buechler meets these requirements. Under its charter, the Compensation Committee is responsible for establishing the Company’s compensation policies, plans and programs for all executive officers; overseeing the overall compensation strategy for the Company; evaluating risks and consequences associated with the Company’s compensation policies and practices; establishing policies with respect to stockholder advisory votes on our executive compensation and the frequency of such advisory votes; reviewing and approving the terms of employment agreements, severance arrangements, change-of-control protections and any compensatory arrangement; administering the Company’s benefit plans; and beginning in 2013, reviewing and approving the compensation of our non-employee directors. The Committee provides guidance with respect to the purpose and principles behind the Company’s compensation decisions and overall compensation philosophy and objectives, oversees our compensation policies, plans and programs, and reviews executive officer compensation. The Compensation Committee annually evaluates the performance and determines the compensation of the executive officers of the Company (other than the Chief Executive Officer) based upon a mix of factors including the achievement of corporate goals, achievement of individual goals, overall individual performance, and comparisons with other biotechnology companies selected based on size and competition for talent. The Compensation Committee also works with the independent members of the Board of Directors to evaluate our Chief Executive Officer’s performance, and the independent members of the Board of Directors determine the compensation of our Chief Executive Officer. The Chief Executive Officer was not present during the voting or deliberations by the Compensation Committee or the independent members of the Board of Directors regarding his compensation.

Historically, the Compensation Committee has typically made adjustments to annual compensation, determined bonus and equity awards and set new performance objectives consistent with the performance goals established by the Board of Directors at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, each year our Board of Directors with input from our executive officers, defines measurable performance goals for the Company. Based upon these performance goals, the Compensation Committee, with input from our Board of Directors, weights each goal in view of each goal’s overall importance to the Company and establishes incentive compensation parameters that reward achievement of those goals. The Compensation Committee’s process comprises two related elements: the determination of specific individual compensation levels and the implementation of performance objectives for the Company as determined by our Board of Directors and performance objectives for the executives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee members and the other independent non-employee members of the Board of Directors. For all executives, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of current Company-wide compensation levels, and opinions, recommendations, and/or data from any compensation consultant that the Compensation Committee may have retained, including analyses of executive compensation paid at other companies identified by the consultant.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2012 as well as additional information regarding the role of the Compensation Committee and its processes and procedures are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks And Insider Participation

During 2012, the following directors served as members of the Compensation Committee: Mr. Pendarvis, Dr. Buechler and Dr. Lerner. No member of the Compensation Committee has ever been our officer or employee nor has anyone who was a member in 2012 had a relationship with us requiring disclosure as a transaction with a related person. None of our executive officers currently serves, or has served during the last completed fiscal year, on the Compensation Committee or Board of Directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

For 2012 the Compensation Committee relied upon information provided by outside compensation consultants, Barney & Barney LLC (“Barney & Barney”) through July 2012 and then Compensia, Inc. (“Compensia” and together with Barney & Barney, the “Consultants”), to assist the Compensation Committee with its compensation determinations for our executive officers and other employees. The Committee received information from the Consultants about potential conflicts of interest and has analyzed whether the work of both Barney & Barney and Compensia as compensation consultants has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by the Consultants; (ii) the amount of fees from the Company paid to the Consultants as a percentage of the Consultants’ total revenue; (iii) the Consultants’ policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the Consultants or the individual compensation advisors employed by the Consultants with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by the individual compensation advisors employed by the Consultants. Based on these factors, the Committee determined that there were no conflicts of interest with respect to either Barney & Barney or Compensia providing services to the Committee.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on the review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Compensation Committee

David Pendarvis

Kenneth F. Buechler

Richard A. Lerner

Science Committee

Our Board of Directors established the Science Committee and its charter in November 2009. The Science Committee currently consists of Dr. Buechler (chair), Dr. Lindsay, Dr. Afting, Dr. Lai-Goldman and Dr. Lerner. The functions of the Science Committee include, among other things, evaluating the short and long term soundness and risks associated with the technology in which we are investing research and development efforts; providing strategic advice and making recommendations to our Board of Directors regarding prioritizations and resources related to current and planned research and technology initiatives; providing strategic advice to our Board of Directors regarding emerging science and technology issues and trends; reviewing, evaluating and reporting to our Board of Directors regarding the performance of our research leaders in achieving long term strategic goals and objectives and the quality, direction and competitiveness of our research and development programs; providing guidance on the recruitment and retention of scientific talent; reviewing with our management the sufficiency of our employee training in scientific processes, our laboratory controls and procedures, including procedures for the conduct of research and development and clinical studies, and the procedures for the storage and management of samples for testing; reviewing the sufficiency of external review of our research and development programs; providing oversight of our technology and intellectual property portfolios, including our pipeline of research and development programs and projects; reviewing our approaches to acquiring and maintaining a range of distinct technology positions; and advising our Board of Directors regarding the scientific merit of technology or products involved in licensing and acquisition opportunities.

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date of this proxy statement and without regard to any general incorporation language therein.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE 2006 EQUITY INCENTIVE PLAN

In April 2006, the Board of Directors adopted, and our stockholders subsequently approved, our 2006 Equity Incentive Plan (the “2006 Plan”), which initially included a reserve of (i) 3,500,000 shares, plus (ii) the number of shares that remained available for issuance under our 1999 Stock Incentive Plan (the “1999 Plan”), plus (iii) the number of shares subject to any stock awards under the 1999 Plan that terminated or were forfeited or repurchased and would otherwise have been returned to the share reserve under the 1999 Plan. In March 2008, the Board of Directors approved, and in May 2008 our stockholders approved a 1,500,000 share increase in the number of shares of common stock available for issuance under the 2006 Plan. In April 2010, the Board of Directors approved, and in June 2010 our stockholders approved, a 3,000,000 share increase in the number of shares of common stock available for issuance under the 2006 Plan. In April 2011, the Board of Directors approved, and in June 2011 our stockholders approved, a 4,000,000 share increase in the number of shares of common stock available for issuance under the 2006 Plan. In March 2012, the Board of Directors approved, and in June 2012 our stockholders approved, a 5,000,000 share increase in the number of shares of common stock available for issuance under the 2006 Plan.

On March 5, 2013, the Board of Directors approved an additional 4,000,000 share increase in the number of shares of common stock available for issuance under the 2006 Plan. The increase is referred to as the “Additional Pool.” The amendment adding the Additional Pool is referred to as the “Amendment.” The Board of Directors believes the Amendment is necessary to ensure that the number of shares remaining available for issuance under the 2006 Plan is sufficient, in light of our current capitalization, to allow us to continue to attract and retain the services of talented individuals essential to our long-term growth and financial success. We rely significantly on equity incentives in the form of stock awards to attract and retain key employees, and we believe that such equity incentives are necessary for us to remain competitive in the marketplace for executive talent and other employees. We grant options or other stock awards to newly hired or continuing employees based on both competitive market conditions and individual performance.

The Board of Directors believes that stockholder approval of the Amendment is in our best interest and is requesting stockholders to approve this Proposal 2. If our stockholders fail to approve this Proposal 2, the 2006 Plan will remain in effect, but the proposed 4,000,000 share reserve increase will not be effective. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve the Amendment. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether this proposal has been approved.

MANAGEMENT AND THE BOARD OF DIRECTORS

RECOMMEND A VOTE IN FAVOR OF PROPOSAL 2.

Important Aspects of the 2006 Plan Designed to Protect our Stockholders’ Interests

While our Board of Directors is aware of and has considered the potential dilutive effect of additional stock awards and option grants, it also recognizes the performance and motivational benefits of equity compensation and believes that the proposed increase in available shares under the 2006 Plan is consistent with our executive compensation philosophy and the compensatory practices of other companies in our peer group.

The 2006 Plan includes certain provisions that are designed to protect our stockholders’ interests and to reflect corporate governance best practices including:

•

Stockholder approval is required for additional shares. The 2006 Plan does not contain an annual “evergreen” provision. Thus, stockholder approval is required each time we need to increase the share reserve allowing our stockholders the ability to have a say on our equity compensation programs.

•

Repricing is not allowed. The 2006 Plan prohibits the repricing of outstanding equity awards and the cancelation of any outstanding equity awards that have an exercise price or strike price greater than the current fair market value of our common stock in exchange for cash or other stock awards under the 2006 Plan.

•

Submission of 2006 Plan amendments to stockholders. The 2006 Plan requires stockholder approval for material amendments to the 2006 Plan, including as noted above, any increase in the number of shares reserved for issuance under the 2006 Plan.

•

Flexibility in designing equity compensation scheme. The 2006 Plan allows us to provide a broad array of equity incentives, including traditional option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards and performance cash awards. By providing this flexibility we can quickly and effectively react to trends in compensation practices and continue to offer competitive compensation arrangements to attract and retain the talent necessary for the success of our business.

•

Broad-based eligibility for equity awards. We currently grant equity awards to our employees company-wide. By doing so, we tie our employees’ interests with our stockholders’ interests and motivate our employees to act as owners of the business.

Overhang

The following table provides certain additional information regarding our equity incentive program.

As of March 20, 2013
Total Shares Subject to Outstanding Stock Options	14,197,323
Total Shares Subject to Outstanding Full Value Awards	1,775,904
Weighted-Average Exercise Price of Outstanding Stock Options	$5.91
Weighted-Average Remaining Term of Outstanding Stock Options	7.7 years
Total Shares Available for Grant under the 2006 Plan (Excluding Additional Pool)	2,512,472
Total Shares Available for Grant under New Hire Equity Incentive Plan	229,967

As of the Record Date
Total Common Stock Outstanding	115,151,229
Closing Price of Common Stock as Reported on NASDAQ Global Select Market	$3.82

Burn Rate

The following table provides detailed information regarding the activity related to our equity incentive plans for fiscal year 2012.

Fiscal Year 2012
Stock Options Granted	5,308,191
Full Value Awards Granted	115,030
Stock Options Cancelled	650,772
Full Value Awards Cancelled	59,288
Weighted-Average Common Stock Outstanding	113,646,000

Forecasted Utilization Rates

In evaluating the Amendment, our Board of Directors reviewed certain management forecasts of equity awards for issuance under the 2006 Plan. Management presented the forecasts below for the periods indicated.

2006 Plan	Fiscal 2012 Actual	Fiscal 2013 Forecast	Fiscal 2014 Forecast
Stockholder Approval—June 2012	5,000,000	—	—
Stockholder Approval—June 2013	—	4,000,000	—
Shares Available for Award—Beginning Balance	9,727,462	9,138,095	6,051,398
Allocations
Options	(5,208,191)	(2,596,000)	(2,800,000)
RSAs and RSUs	(115,030)	(1,304,000)	(1,402,000)
Total Allocations	(5,323,221)	(3,900,000)	(4,202,000)
Adjustments
Cancellations—Add(1)	733,854	813,303	1,057,843
Total Adjustments	733,854	813,303	1,057,843

Shares Available for Award—Ending Balance	5,138,095	6,051,398	2,907,241

(1)	Estimated in 2013 and 2014 based on actual cancellations in 2012, which may not be indicative of the actual cancellations in 2013 and 2014.

In addition, our Board of Directors reviewed certain forecasts of grant utilization for different categories of grants for the periods indicated, as summarized below. These forecasts included forecasts for executive and employee new hires, merit grants, initial and annual grants for non-employee directors, and discretionary grants.

2006 Plan	Fiscal 2012 Actual	Fiscal 2013 Forecast	Fiscal 2014 Forecast
Option Grants
— New Hire	1,551,525	664,000	710,000
— Merit	3,123,500	1,647,000	1,805,000
— Director	186,136	140,000	140,000
— Discretionary	347,030	145,000	145,000
Subtotal Option Grants	5,208,191	2,596,000	2,800,000
RSA and RSU Grants
— New Hires	—	335,000	358,000
— Merit	19,800	854,000	929,000
— Director	13,980	—	—
— Discretionary	81,250	115,000	115,000
Subtotal RSA and RSU Grants	115,030	1,304,000	1,402,000
Total	5,323,221	3,900,000	4,202,000

Note Regarding Forecasts and Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth above in this Proposal 2 include embedded assumptions regarding option exercise which are highly dependent on the public trading price of our common stock and other factors, which we do not control and, as a result, we do not as a matter of practice provide forecasts. In evaluating these forecasts, our Board of Directors recognized the high variability inherent in these assumptions.

However, we have included above a summary of these forecasts to give our stockholders access to certain information that was considered by our Board of Directors for purposes of evaluating the Amendment. These forecasts reflect various assumptions regarding our future operations.

The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such. Neither we nor any other person makes any representation to any of our stockholders regarding actual outcomes compared to the information contained in the forecasts set forth above. Although presented with numerical specificity, the forecasts are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the forecasts were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management. In addition, the utilization forecasts with respect to our equity awards do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to any changes to our operations or strategy that may be implemented in the future. Accordingly, actual outcomes may be, and likely will be, materially different than those reflected in the forecasts. We do not intend to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the forecasts are shown to be in error. The forecasts are forward-looking statements within the meaning of Section 27A of the 1933 Act and Section 21A of the 1934 Act. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics, if any, with respect to certain equity awards, the extent of option exercise activity, and others described in our Annual Report on Form 10-K for the year ended December 31, 2012.

Description of the 2006 Equity Incentive Plan

The material features of the 2006 Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the 2006 Plan. Stockholders are urged to read the actual text of the 2006 Plan in its entirety, which is set forth as Appendix A to this proxy statement.

Background and Purpose

The terms of the 2006 Plan provide for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-related awards, and performance awards that may be settled in cash, stock, or other property.

The 2006 Plan was adopted to provide a means by which employees, directors, and consultants may be given an opportunity to purchase our common stock to assist us in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions, and to provide incentives for such persons to exert maximum efforts for our success.

Shares Available for Awards

If this Proposal 2 is approved, the total number of shares of our common stock reserved for issuance under the 2006 Plan will consist of:

•	21,883,704 shares; plus

•	the number of shares subject to any stock awards under the 1999 Plan that terminate or are forfeited or repurchased and would otherwise be returned to the share reserve under the 1999 Plan.

Eligibility

The persons eligible to receive awards under the 2006 Plan consist of our employees, directors and consultants. However, incentive stock options (“ISOs”) may be granted under the 2006 Plan only to our employees, including our officers and directors who are employees. As of March 31, 2013, there were approximately 595 employees, 49 consultants and nine directors eligible to receive grants under the 2006 Plan.

Administration

The 2006 Plan is administered by the Board of Directors, which may in turn delegate authority to administer the plan to a committee. The Board of Directors has delegated administration of the 2006 Plan to the Compensation Committee. Subject to the terms of the 2006 Plan, the Compensation Committee determines recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the Compensation Committee also determines the exercise price of options granted under the 2006 Plan.

Subject to the terms of the 2006 Plan, the Compensation Committee may delegate to one or more of our officers the authority to grant stock awards to our other officers and employees. Such officer would be able to grant only the total number of stock awards specified by the Compensation Committee and such officer would not be allowed to grant a stock award to him or herself. The Compensation Committee has delegated certain authority to a Non-Officer Stock Award Committee comprised of a single board member, Dr. Harry Hixson, referred to in this Proposal as the Stock Award Committee. The Stock Award Committee is entitled to grant stock awards to non-officer employees within specified parameters approved by the Compensation Committee. References in this Proposal to the Compensation Committee shall be construed as references to the Stock Award Committee, as appropriate.

The Board of Directors does not have the authority to (i) reduce the exercise price of any outstanding options or stock appreciation rights under the 2006 Plan, or (ii) cancel any outstanding options or stock appreciation rights under the 2006 Plan that have an exercise price or strike price greater than the current fair market value of our common stock in exchange for cash or other stock awards under the 2006 Plan, unless the stockholders have approved such an action within a 12-month period preceding such an event.

Stock Options

Stock options are granted pursuant to stock option agreements and the exercise price for an option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. Options granted under the 2006 Plan vest at the rate specified in the option agreement.

In general, the term of stock options granted under the 2006 Plan may not exceed ten years. Unless the terms of an optionholder’s stock option agreement provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options for up to 12 months, after the date the service relationship ends. If an optionholder’s service relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, the optionholder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option. In no event may an option be exercised after its expiration date.

Acceptable forms of consideration for the purchase of our common stock issued under the 2006 Plan is determined by the Compensation Committee and may include cash, common stock previously owned by the optionholder, payment through a broker assisted exercise or a net exercise feature, or other legal consideration approved by the Compensation Committee.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. However, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Limitations

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as nonqualified stock options (“NSOs”). No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	the term of any ISO award must not exceed five years from the date of grant.

In addition, no employee may be granted options or stock appreciation rights under the 2006 Plan covering more than 1,666,666 shares of our common stock in any calendar year.

Restricted Stock Awards

Restricted stock awards are granted pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for the recipient’s past or future services performed for us or an affiliate of ours. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the Compensation Committee. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Restricted Stock Unit Awards

Restricted stock unit awards are granted pursuant to restricted stock unit award agreements. A restricted stock unit award may be granted in consideration for the recipient’s past or future services performed for us or an affiliate of ours, or in consideration of payment of a purchase price, as determined by the Compensation Committee in its discretion. We may settle payments due to a recipient of a restricted stock unit award by delivery of shares of our common stock, by cash, by a combination of cash and stock as deemed appropriate by the Compensation Committee, or in any other form of consideration determined by the Compensation Committee and set forth in the restricted stock unit award agreement. Dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Compensation Committee. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of continuous service for any reason.

Stock Appreciation Rights

Stock appreciation rights are granted through a stock appreciation rights agreement. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right is determined by the Compensation Committee or its authorized committee, but shall in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. The Compensation Committee may also impose any restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. Stock appreciation rights may be paid in our common stock or in cash or any combination of the two, or any other form of legal consideration approved by the Compensation Committee. In general, the term of stock appreciation rights granted under the 2006 Plan may not exceed ten years. Unless the terms of a recipient’s stock appreciation right agreement provide for earlier or later termination, if a stock appreciation right recipient’s relationship with us, or any affiliate of ours, ceases for any reason, the recipient may exercise any vested stock appreciation right up to three months from cessation of service.

Performance Awards

The 2006 Plan provides for the grant of two types of performance awards: performance stock awards and performance cash awards. Performance awards may be granted, vest or be exercised based upon the attainment during a certain period of time of certain performance goals. All of our employees, directors and consultants are eligible to receive performance awards under the 2006 Plan. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained shall be determined by the Compensation Committee, except in relation to our Chief Executive Officer, in which case they shall be determined by the independent, non-employee members of our Board of Directors. The maximum amount to be granted to any individual in a calendar year attributable to such performance awards may not exceed 1,666,666 shares of our common stock in the case of performance stock awards, or $1,000,000 in the case of performance cash awards.

In granting a performance award, the Compensation Committee sets a period of time, or a performance period, over which the attainment of one or more performance goals is measured for the purpose of determining whether the award recipient has a vested right in or to such performance award. Within the time period prescribed by Section 162(m) of the Code (typically before the 90th day of a performance period), the Compensation Committee establishes the performance goals, based upon one or more pre-established performance criteria enumerated in the 2006 Plan and described below. As soon as administratively practicable following the end of the performance period, the Compensation Committee certifies (in writing) whether the performance goals have been satisfied.

Performance goals under the 2006 Plan are determined by the Compensation Committee, based on one or more of the following performance criteria: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii); stockholders’ equity; and (xxviii) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Compensation Committee.

The Compensation Committee is authorized to determine whether, when calculating the attainment of performance goals for a performance period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Compensation Committee retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals.

Other Stock Awards

Other forms of stock awards valued in whole or in part with reference to our common stock may be granted either alone or in addition to other stock awards under the 2006 Plan. The Compensation Committee and, pursuant to limited authority granted to it, the Non-Officer Stock Award Committee, has the authority to determine the persons to whom and the time or times at which such other stock awards are granted, the number of shares of our common stock to be granted and all other conditions of such other stock awards. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule to be determined by the Compensation Committee.

Changes to Capital Structure

In the event that there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split or stock dividend, the number of shares reserved under the 2006 Plan and the number of shares and exercise price or strike price, if applicable, of all outstanding stock awards will be appropriately adjusted.

Corporate Transactions

In the event of certain corporate transactions, all outstanding stock awards under the 2006 Plan may be assumed, continued or substituted for by any surviving entity. If the surviving entity elects not to assume, continue or substitute for such awards, the vesting of such stock awards held by persons whose service with us has not terminated generally will be accelerated in full and such stock awards will terminate if and to the extent not exercised at or prior to the effective time of the corporate transaction and our repurchase rights will generally lapse.

Plan Amendments and Plan Termination

The Compensation Committee has the authority to amend or terminate the 2006 Plan. However, no amendment or termination of the plan will adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the 2006 Plan as required by applicable law. Unless earlier terminated, the 2006 Plan will automatically terminate on April 14, 2021.

U.S. Federal Income Tax Consequences

The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2006 Plan is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income.

Nonqualified Stock Options

Generally, there is no taxation upon the grant of a nonqualified stock option where the option is granted with an exercise price equal to or greater than the fair market value of the underlying stock on the grant date. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionee is employed by us or one of our affiliates, that income will be subject to withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

Incentive Stock Options

The 2006 Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionee holds a share received on exercise of an ISO for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the per share sales price is less than the fair market value of the share on the date of exercise of the option, then the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short term or long term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. If there is a disqualifying disposition in a later year, no income with respect to the disqualifying disposition will be included in the optionee’s alternative minimum taxable income for that later year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award rather than on the date of vesting. The amount of ordinary income to be recognized upon such election is equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income recognized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the 2006 Plan stock appreciation rights separate from any other award or in tandem with other awards under the 2006 Plan.

Where the rights are granted with a strike price equal to or greater than the fair market value of the underlying stock on the grant date and where the recipient may only receive the appreciation inherent in the stock appreciation rights in shares of our common stock, the recipient will recognize ordinary compensation income equal to the fair market value of the stock received upon such exercise. If the recipient may receive the appreciation inherent in the stock appreciation rights in cash or other property and the stock appreciation right has been structured to conform to the requirements of Section 409A of the Code, then the cash (or value of the other property received) will be taxable as ordinary compensation income to the recipient at the time that the cash is received.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income recognized by the recipient of the stock appreciation right.

Restricted Stock Units

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary compensation income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may be delivered only upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability, a change of control or an unforeseeable emergency. If delivery occurs on another date, unless the stock units qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% tax and interest on any taxes owed.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income recognized by the recipient of the stock award.

Section 162 Limitations

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. For purposes of Section 162(m) of the Code, the term “covered employee” means our Chief Executive Officer and our three highest compensated officers disclosed in our proxy (but not our Chief Financial Officer) as of the end of a taxable year as disclosed in our SEC filings. Please see the Summary Compensation Table below for a current listing of covered employees.

Certain kinds of compensation, including qualified “performance based” compensation, are disregarded for purposes of the Section 162(m) of the Code deduction limitation. In accordance with United States treasury regulations issued under Section 162(m) of the Code, compensation attributable to certain stock awards will qualify as performance based compensation if (1) the award is granted by a committee of the Board of Directors consisting solely of “outside directors” (2) the stock award is granted, earned or exercisable only upon the achievement (as certified in writing by the committee) of an objective performance goal that was established in writing by the committee not later than the earlier of 25% of the performance period or 90 days after the beginning of the performance period and while the outcome is substantially uncertain, and (3) the material terms of the 2006 Plan under which the award is granted (including the business criterion or criteria upon which the performance goal is based and the maximum amount payable under the award) is approved by stockholders. A stock option or stock appreciation right may be considered “performance based” compensation as described in the previous sentence or by meeting the following requirements: the incentive compensation plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the material terms of the plan are approved by the stockholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be “outside directors.” The 2006 Plan provides that directors serving on the committee may be “outside directors” within the meaning of Section 162(m) of the Code. This limitation would exclude from the committee directors who are (i) current employees of ours or one of our affiliates, (ii) former employees of ours or one of our affiliates who are receiving compensation for past services to us or one of our affiliates (other than benefits under a tax-qualified pension plan), (iii) current and former officers of ours or one of our affiliates, (iv) directors currently receiving direct or indirect remuneration from us or one of our affiliates in any capacity other than as a director, and (v) any other person who is not otherwise considered an “outside director” for purposes of Section 162(m) of the Code. The definition of an “outside director” under Section 162(m) of the Code is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Compensation Committee is currently comprised solely of “outside directors” within the meaning of Section 162(m) of the Code.

Plan Benefits

Awards under the 2006 Plan are discretionary. Accordingly, total awards that may be granted for the fiscal year ending December 31, 2013 under the 2006 Plan are not determinable until the completion of the fiscal year. As of the date of the attached Notice of Annual Meeting of Stockholders, no options or other stock awards have been granted on the basis of the 4,000,000 share increase for which stockholder approval is sought under this Proposal 2.

The table below shows, as to the listed individuals and specified groups, the number of shares subject to awards previously granted under the 2006 Plan (even if not currently outstanding) since its approval by the stockholders in 2006 and through March 20, 2013.

Name and Position	Number of Shares Underlying Awards Granted Under the 2006 Plan
Harry F. Hixson, Jr., Ph.D. Chief Executive Officer and Director Nominee	1,827,010
William Welch President and Chief Operating Officer	317,708
Paul V. Maier Chief Financial Officer	355,633
Ronald M. Lindsay Executive Vice President, Strategic Planning and Director Nominee	816,966
Dirk van den Boom, Ph.D. Executive Vice President, R & D, and Chief Technology Officer	502,990
Ernst-Günter Afting, Ph.D., M.D. Director Nominee	201,873
Kenneth F. Buechler, Ph.D. Director Nominee	141,168
John A. Fazio Director Nominee	174,178
David Pendarvis, Esq. Director Nominee	135,973
Myla Lai-Goldman, M.D. Director Nominee	51,458
Richard A. Lerner, M.D. Director Nominee	202,198
Charles P. Slacik Director Nominee	81,705
All current executive officers as a group	6,180,552
All current directors who are not executive officers as a group	988,553
All employees who are not current executive officers as a group	14,202,095
Each associate of any director, executive officer or nominee	0
Each other current and former 5% holder or future 5% recipient	0

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2012.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		* Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	13,318,326		$6.17	(1)	5,518,451	(2)
Equity compensation plans not approved by security holders(3)	324,200	(4)	$6.29	(4)	225,800

Total	13,642,526		$6.17	(1)	5,744,251

(1)	The weighted-average exercise price does not take into account 905,292 shares that may be issued under outstanding restricted stock units that vest upon achievement of defined performance targets.
(2)	Of the 5,518,451 shares available for issuance, 380,356 were reserved for issuance under our 1999 Employee Stock Purchase Plan (“ESPP”).
(3)	Represents shares issuable under our New-Hire Equity Incentive Plan, which was approved by our Board of Directors in February 2010. In February 2011, our Board of Directors increased the share reserve under the New-Hire Equity Incentive Plan by an additional 400,000 shares of common stock.
(4)	Excludes outstanding options and warrants that were acquired in conjunction with our acquisition of Axiom Biotechnologies in 2002. There are 232 options outstanding in connection with Axiom Biotechnologies at a weighted average exercise price of $14.34.

PROPOSAL 3

APPROVAL OF AN AMENDMENT TO THE 1999 EMPLOYEE STOCK PURCHASE PLAN

Overview

In November 1999, our Board of Directors originally adopted, and our stockholders approved, the Sequenom 1999 Employee Stock Purchase Plan, which we refer to in this proposal as the purchase plan. There were 83,333 shares of Sequenom common stock initially reserved for issuance under the purchase plan. In addition, the purchase plan originally contained an evergreen provision providing for an annual increase in the shares available for issuance under the purchase plan on the first trading day of January of each calendar year beginning in 2001 and ending in 2010 equal to the lesser of 166,666 shares or 1.0% of our outstanding shares of common stock on the last trading day of December of the preceding calendar year. Pursuant to the evergreen provision, an additional 1,405,704 shares of Sequenom common stock were made available for purchase under the purchase plan between 2001 and 2010. The evergreen provision terminated after the final annual increase in January 2010.

On March 5, 2013, the Board of Directors amended and restated the purchase plan to, among other things, increase the number of shares of our common stock reserved for issuance under the purchase plan by an additional 2,300,000 shares to an aggregate total of 3,789,037 shares, subject to stockholder approval. The additional shares that will be made available under the purchase plan upon approval of this proposal will become available for purchase pursuant to the offering that commenced on February 1, 2013 and which purchase rights are scheduled to be exercised on July 31, 2013. The Board of Directors adopted the amendment to the purchase plan to ensure that Sequenom can continue to grant purchase rights under the purchase plan at levels determined appropriate by the Board of Directors. A total of 115,151,229 shares of Sequenom common stock were outstanding as of the record date.

As of January 31, 2013, an aggregate of 1,436,457 shares of Sequenom common stock had been previously purchased under the purchase plan and 52,580 shares of common stock remained available for future purchase under the purchase plan. Upon approval of this proposal, an additional 2,300,000 shares will become available for future purchases under the purchase plan, but the purchase plan will not contain an evergreen provision and therefore no additional shares will be made available for purchase under the purchase plan without stockholder approval.

Stockholders are requested in this proposal to approve the amendment of the purchase plan to increase the number of shares of our common stock reserved for issuance under the purchase plan by an additional 2,300,000 shares to an aggregate total of 3,789,037 shares. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve the amendment of the purchase plan. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND

A VOTE IN FAVOR OF PROPOSAL 3.

Forecasted Utilization Rates

In evaluating the amendment of the purchase plan, our Board of Directors reviewed certain management forecasts of purchases under the purchase plan. Management presented the forecasts below for the periods indicated.

Purchase Plan	Fiscal 2012 Actual	Fiscal 2013 Forecast	Fiscal 2014 Forecast	Fiscal 2015 Forecast
Stockholder Approval—June 2013	—	2,300,000	—	—
Shares Available for Purchase—Beginning Balance	598,177	2,530,912	1,971,645	1,240,619
Allocations—Purchases	(367,265)	(559,267)	(731,026)	(812,251)

Shares Available for Purchase—Ending Balance	230,912	1,971,645	1,240,619	428,368

Note Regarding Forecasts and Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total shares outstanding and purchases under the purchase plan due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth above in this Proposal 3 include embedded assumptions regarding purchases which are highly dependent on the public trading price of our common stock and other factors, which we do not control and, as a result, we do not as a matter of practice provide forecasts. In evaluating these forecasts, our Board of Directors recognized the high variability inherent in these assumptions.

However, we have included above a summary of these forecasts to give our stockholders access to certain information that was considered by our Board of Directors for purposes of evaluating the amendment of the purchase plan. These forecasts reflect various assumptions regarding our future operations.

The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such. Neither we nor any other person makes any representation to any of our stockholders regarding actual outcomes compared to the information contained in the forecasts set forth above. Although presented with numerical specificity, the forecasts are not fact and reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the forecasts were prepared and other factors such as industry performance and general business, economic, regulatory, market and financial conditions, as well as factors specific to our business, all of which are difficult to predict and many of which are beyond the control of our management. In addition, the forecasts do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to any changes to our operations or strategy that may be implemented in the future. Accordingly, actual outcomes may be, and likely will be, materially different than those reflected in the forecasts. We do not intend to update or otherwise revise the forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the forecasts are shown to be in error. The forecasts are forward-looking statements within the meaning of Section 27A of the 1933 Act and Section 21A of the 1934 Act. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those in the forward-looking statements, including our ability to attract and retain talent, and others described in our Annual Report on Form 10-K for the year ended December 31, 2012.

Description of the 1999 Employee Stock Purchase Plan

The essential features of the purchase plan are outlined below. Please note that the description of the essential features of the purchase plan is qualified in its entirety by reference to the copy of the purchase plan, as amended, attached hereto as Appendix B. The material differences between the terms of the purchase plan as in effect prior to its restatement in March 2013, which we refer to herein as the Prior Purchase Plan, and the terms of the purchase plan as in effect following the March 2013 restatement, which we refer to herein as the Amended Purchase Plan, are summarized below.

Purchase Plan Amendments

As further described below, the amendments to the purchase plan approved by the Board of Directors in March 2013 and set forth in the Amended Purchase Plan accomplish the following:

•	increase the number of shares of common stock authorized for issuance under the purchase plan by 2,300,000 shares, for a total share reserve of 3,789,037 shares for the Amended Purchase Plan;

•

revise the purchase plan document to permit flexibility for the Board of Directors to approve multiple offering documents and for each separate offering document to set forth the specific terms of such offering, subject to the purchase plan limitations on offering terms;

•	revise the purchase plan document to permit greater flexibility to approve offerings with varying terms, subject to the maximum limitations of Section 423 of the Code;

•	revise the purchase plan document to permit assumption or substitution of outstanding purchase rights in the event of an acquisition of Sequenom; and

•	provide for other clarifying changes to the purchase plan document.

Purpose

The purpose of the purchase plan is to provide a means by which our employees may be given an opportunity to purchase our common stock through payroll deductions, to assist us in retaining the services of our employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for our success.

The rights to purchase our common stock granted under the purchase plan are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code.

Administration

Prior Purchase Plan. The Prior Purchase Plan provided that the compensation committee was responsible for administering the Prior Purchase Plan and had the final power to construe and interpret both the Prior Purchase Plan and the rights granted under it. The compensation committee had the power, subject to the provisions of the Prior Purchase Plan, to determine the length of offerings and the terms of each offering. The Board of Directors determined whether employees of any subsidiary of Sequenom will be eligible to participate in the Prior Purchase Plan.

Amended Purchase Plan. The Board of Directors administers the Amended Purchase Plan and has the final power to construe and interpret both the Amended Purchase Plan and the rights granted under it. The Board of Directors has the power to delegate administration of the Amended Purchase Plan to a committee composed of not fewer than two members of the Board of Directors. The Board of Directors has delegated administration of the Amended Purchase Plan to the compensation committee. The compensation committee has the power, subject to the provisions of the Amended Purchase Plan, to determine when and how rights to purchase our common stock will be granted and the provisions of each offering of such rights (which need not be identical). As used herein with respect to the Amended Purchase Plan, the term “Board of Directors” refers to our Board of Directors or any committee the Board of Directors appoints to administer the Amended Purchase Plan, including the compensation committee.

Stock Subject to Purchase Plan

As of January 31, 2013, an aggregate of 1,436,457 shares of Sequenom common stock had been purchased under the purchase plan and 52,580 shares of common stock remained available for future purchase under the purchase plan. Upon approval of this proposal, an additional 2,300,000 shares will become available for future purchases under the purchase plan, including for purchase of shares pursuant to the offering that commenced under the Prior Purchase Plan on February 1, 2013 and which purchase rights are scheduled to be exercised on July 31, 2013. If purchase rights granted under the purchase plan expire, lapse or otherwise terminate without being exercised, the shares of Sequenom common stock not purchased under such unexercised and expired rights again become available for issuance under the purchase plan.

Offerings

Prior Purchase Plan. The Prior Purchase Plan was implemented by a series of offering periods that commenced on the first business day of February and August each year, so that two offerings would commence each year. The compensation committee was permitted under the terms of the Prior Purchase Plan to determine the length of offerings up to maximum permitted period of 24 months. Historically, the compensation committee approved successive six month offerings with a single purchase period, with one offering beginning immediately following the ending of the previous offering.

Amended Purchase Plan. The Amended Purchase Plan is implemented by offerings of rights to all eligible employees from time to time on terms and conditions as approved by the board. The maximum length for an offering under the Amended Purchase Plan is 27 months. Currently under the Amended Purchase Plan, the board has approved a series of successive offering periods that are six months long and commence on February 1st and August 1st of each year, so that the terms of such approved offerings will be the same as those in effect under the Prior Purchase Plan. The Board has the discretion under the Amended Purchase Plan to amend or modify the terms of any offering prior to the commencement of such offering, including approving offerings with a length of up to 27 months.

Eligibility

Prior Purchase Plan. Under the terms of the Prior Purchase Plan, any person who was customarily employed more than 20 hours per week and five months per calendar year by Sequenom or a participating subsidiary on the first day of an offering was eligible to participate in that offering.

Amended Purchase Plan. The Board determines which employees will be eligible to participate in an offering prior to the commencement of the offering. However, the Board is not permitted to exclude employees who are regularly scheduled to work more than 20 hours per week or more than five months per calendar year and therefore has approved offerings under the Amended Purchase Plan that will permit employees who work 20 or more hours per week and for more than five months per calendar year to participate.

General Eligibility Requirements. The Board approves which Sequenom subsidiaries are participating subsidiaries prior to the commencement of the offering.

No employee is eligible to participate in the purchase plan if, immediately after the grant of purchase rights, the employee would own stock, directly or indirectly, possessing five percent or more of the total combined voting power or value of all classes of stock of Sequenom or of any subsidiary of Sequenom (including any stock which such employee may purchase under all outstanding rights and options). In addition, employees may purchase a maximum of $25,000 worth of our common stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of Sequenom and its affiliates for each calendar year in which such rights are outstanding.

As of March 31, 2013, all of our approximately 595 employees were eligible to participate in the purchase plan.

Participation in the Plan

Eligible employees enroll in the purchase plan by delivering to Sequenom, within the time period specified by the board, an agreement authorizing payroll deductions of up to fifteen percent of such employees’ eligible compensation during the offering.

Changes to Participation Elections

Prior Purchase Plan. Under the Prior Purchase Plan, at any time during the offering, a participant could reduce or terminate his or her payroll deductions, but only one such reduction could be requested by a participant per purchase period. A participant could increase payroll deductions only if timely elected by the participant prior to the commencement of a purchase period within an offering, with the increase to be effective commencing with such subsequent purchase period.

Amended Purchase Plan. Under the Amended Purchase Plan, the Board determines the terms and conditions of offerings, including the requirements and deadlines for participants to elect reductions or increases in their payroll deductions. Under the terms of the new offerings approved by the Board which will commence on or about August 1, 2013, a participant can reduce or terminate his or her payroll deductions, but only one such reduction can be requested by a participant per purchase period, and a participant can increase payroll deductions only if timely elected by the participant prior to the commencement of a purchase period within an offering, with the increase to be effective commencing with such subsequent purchase period.

Purchase Price

The purchase price per share at which shares of our common stock are sold in an offering under the purchase plan is the lower of (1) eighty-five percent of the fair market value of a share of our common stock on the first day of the offering or (2) eighty-five percent of the fair market value of a share of our common stock on the last day of the applicable “purchase period” within the offering. Historically, each six month offering under the purchase plan has a single purchase period that has the same duration as the offering.

Fair market value is generally determined by reference to the closing price of our common stock on the applicable date. As of April 15, 2013, the closing price of our common stock as reported on the NASDAQ Global Select Market was $3.82 per share.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is accumulated by payroll deductions during the offering. All payroll deductions made for a participant are credited to his or her account under the purchase plan and deposited with our general funds. A participant may not make additional payments into such account.

Purchase of Stock

Prior Purchase Plan. The Prior Purchase Plan specified that the maximum number of shares of our common stock an employee could be granted the right to purchase on any purchase date was 10,000 shares

Amended Purchase Plan. The Amended Purchase Plan provides that the Board will determine the terms of offerings, including any maximum limitations on the number of shares that may be purchased by any participant, or by all participants, or a single purchase date within the offering. Under the terms of the new offerings approved by the Board, which will commence on or about August 1, 2013, the maximum number of shares of our common stock an employee can be granted the right to purchase on any purchase date is 10,000 shares.

Adjustments

If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of our common stock available for issuance under the purchase plan, a pro rata allocation of available shares will be made in a uniform and equitable manner. Unless the employee’s participation is discontinued prior to the end of the purchase period, his or her right to purchase shares is exercised automatically at the end of the purchase period at the applicable purchase price.

Withdrawal

While each participant in the purchase plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by delivering to Sequenom a notice of withdrawal. The purchase plan provides that a participant may withdraw from an offering at any time.

Upon any withdrawal from an offering, we will generally distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of shares of our common stock on the employee’s behalf during such offering, and such employee’s interest in the offering will be automatically terminated. The employee is not permitted to again participate in that offering. However, an employee’s withdrawal from an offering will not have any effect upon such employee’s eligibility to participate in subsequent offerings under the purchase plan.

Under the terms of the Prior Purchase Plan, in lieu of having payroll deductions refunded, a participant could instead elect upon withdrawal to have accumulated payroll deduction applied toward the purchase of shares on the next purchase date. Participants may not make such election under the Amended Purchase Plan.

Termination of Employment

Rights granted pursuant to any offering under the purchase plan terminate immediately upon cessation of an employee’s employment for any reason, and we will distribute to such employee all of his or her accumulated payroll deductions, without interest, less any accumulated deductions previously applied to the purchase of shares of our common stock on the employee’s behalf during such offering.

Restrictions on Transfer

Rights granted under the purchase plan are not transferable otherwise than by will or the laws of descent and distribution and may be exercised only by the person to whom such rights are granted.

Duration, Amendment and Termination

Prior Purchase Plan. The Prior Purchase Plan provided that the Board of Directors could suspend, terminate or amend the Prior Purchase Plan at any time, but that any such amendment of the Prior Purchase Plan must be approved by the stockholders to the extent such amendment would either increase the number of shares issuable under the Prior Purchase Plan, alter the purchase price formula to reduce the purchase price payable for the shares, or modify the eligibility requirements for participation.

The Prior Purchase Plan provided that unless it terminated earlier, the purchase plan would terminate at the time that all of the shares of common stock reserved for issuance under the purchase plan had been issued under the terms of the purchase plan or the date on which all purchase rights were exercised in connection with a change in control of Sequenom.

Amended Purchase Plan. The Board of Directors may suspend, terminate or amend the Amended Purchase Plan at any time. Any such amendment of the Amended Purchase Plan must be approved by the stockholders to the extent such amendment is required by applicable law or listing requirements, including any amendment that would either materially increase the number of shares issuable under the purchase plan, materially expand the class of individuals eligible to become participants, or materially expand the type of awards available for issuance under the plan, materially increase the benefits to participants or reduce the purchase price payable for the shares, to the extent stockholder approval is required by applicable law or listing requirements.

Adjustment Provisions

In the event of a transaction not involving receipt of consideration by Sequenom, such as a merger, consolidation, reorganization, reincorporation, stock dividend or stock split, the purchase plan will be appropriately adjusted with respect to the type, class and maximum number of shares subject to the purchase plan and number of shares subject to per participant purchase limits and aggregate purchase limits. Additionally, in the event of such transaction, outstanding purchase rights granted under the purchase plan will be appropriately adjusted in the type, class, number of shares, price per share and purchase limits of such purchase rights.

Effect of Change in Control or Corporate Transaction

Prior Purchase Plan. The Prior Purchase Plan provided that in the event of a change in control of Sequenom, the final purchase date of any ongoing offering will be accelerated such that participants’ accumulated payroll deductions will be used to purchase shares of our common stock immediately prior to any such event, unless the participant elects to instead receive a refund of previously accumulated payroll deductions, and the offering will thereafter terminate. If purchase rights were to be exercised in connection with a change in control, the purchase price would be the lower of (1) eighty-five percent of the fair market value of a share of our common stock on the first day of the offering or (2) eighty-five percent of the fair market value of a share of our common stock immediately prior to the effective date of such event. For such purposes, a change in control would include a disposition of all or substantially all of the assets of Sequenom, specified types of mergers of Sequenom, or other acquisitions of fifty percent or more of our stock.

Amended Purchase Plan. Under the Amended Purchase Plan, in the event of a corporate transaction, the Board of Directors may determine that any surviving corporation either will assume the outstanding rights under the Amended Purchase Plan or substitute similar rights, in which case such rights would continue in full force and effect following the corporate transaction. If purchase rights are not assumed or substituted by the surviving corporation, the participants’ accumulated payroll deductions will be used to purchase common stock within the ten business day period prior to the corporate transaction and the participants’ rights under the ongoing offering will terminate immediately. For such purposes, a corporate transaction would include (i) a sale of all or substantially all of our assets, (ii) a sale of at least ninety percent of our outstanding securities, (iii) a merger, consolidation or similar transaction in which we are not the surviving corporation, or (iv) a merger, consolidation or other transaction in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the transaction are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.

Federal Income Tax Information

The following is a summary of the principal United States federal income tax consequences to employees and Sequenom with respect to participation in the purchase plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Rights granted under the purchase plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares of our common stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method of taxation will depend upon the holding period of the acquired shares.

If the stock is disposed of more than two years after the first date a participant was eligible to participate in the offering period and more than one year after the stock is transferred to the participant, then the lesser of (1) the excess of the fair market value of the stock at the time of such disposition over the purchase price or (2) an amount equal to fifteen percent of the fair market value of the stock as of the beginning of the offering period in which the participant purchased the stock will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower tax rates than ordinary income.

If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the date it was purchased by the applicable participant over the purchase price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is disposed of for less than its fair market value on the date it was purchased, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held.

There are no federal income tax consequences to Sequenom by reason of the grant or exercise of rights under the purchase plan. We are entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

2012 Plan Benefits

The table below shows, as to the listed individuals and specified groups, the number of shares of common stock purchased under the purchase plan during the 2012 fiscal year, together with the weighted average purchase price paid per share. Participation in the purchase plan is voluntary and each eligible employee will make his or her own decision whether and to what extent to participate in the purchase plan. It is therefore not possible to determine the benefits or amounts that will be received in the future by individual employees or groups of employees under the Amended Purchase Plan.

Name and Position	Number of Purchased Shares of Common Stock	Weighted Average Purchase Price
Harry F. Hixson, Jr., Ph.D. Chief Executive Officer	5,306	$3.19
William Welch President and Chief Operating Officer	2,370	$2.87
Paul V. Maier Chief Financial Officer	—	—
Ronald M. Lindsay Executive Vice President, Strategic Planning	3,523	$3.66
Dirk van den Boom, Ph.D. Executive Vice President, R & D, and Chief Technology Officer	—	—
All executive officers as a group who participated (5 persons)	19,431	$3.25
All employees, excluding executive officers, as a group who participated (189 persons)	347,834	$2.89

Non-employee directors are not eligible to participate in the purchase plan.

PROPOSAL 4

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the 1934 Act, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests consistent with current market practices. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead the Company successfully in a competitive environment.

The compensation of our executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that the Board of Directors believes promote the creation of long term stockholder value and position the Company for long term success. As described more fully in the Compensation Discussion and Analysis, the mix of base pay, annual bonus and equity grants, as well as the terms of executives’ employment agreements, are all designed to enable the Company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The Compensation Committee and the Board of Directors believe that the design of the program, and hence the compensation awarded to named executive officers under the current program, fulfills this objective.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

Accordingly, our Board of Directors is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “For” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board of Directors or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board of Directors and, accordingly, the Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Unless the Board of Directors decides to modify its policy regarding the frequency of soliciting advisory votes on the compensation of the Company’s named executives, the next scheduled advisory vote on the compensation of the Company’s named executives will be at the 2014 Annual Meeting of Stockholders.

MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND

A VOTE IN FAVOR OF PROPOSAL 4

PROPOSAL 5

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor our other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, our Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests or in the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 5.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for fiscal years ended December 31, 2012 and 2011, by Ernst & Young LLP, our principal independent registered public accounting firm.

	2012 Actual Fees	2011 Actual Fees
Audit Fees(1)	$1,526,726	$1,221,428
Audit Related Fees(2)
Subsidiary statutory audits	42,405	15,000
Tax Fees(2)
Tax Planning	50,000	55,000

Total Fees	$1,619,131	$1,291,428

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Fiscal year 2012 audit fees are preliminary, and subject to final settlement based upon actual hours incurred versus budgeted.
(2)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed. Fiscal year 2012 tax compliance fees are preliminary, and subject to final settlement based upon actual hours incurred versus budgeted.

All fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services rendered by our independent registered public accounting firm. The Audit Committee generally pre-approves specified services up to specified amounts. Under its charter, the Audit Committee may delegate the pre-approval of services to one or more of its members. Any such pre-approval must be reported to the full Audit Committee at its next meeting.

The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 20, 2013 by: (i) each director and nominee for director; (ii) each of the named executive officers listed in the Summary Compensation Table; (iii) all of our executive officers and directors as a group; and (iv) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock.

Beneficial ownership has been determined in accordance with Rule 13d-3 under the 1934 Act. Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). Shares are deemed to be beneficially owned by a person if the person has the right to acquire shares (for example, upon exercise of an option or warrant) within 60 days of the date of the information provided. In computing the percentage ownership of any person, the number of shares is deemed to include the number of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
S.A.C. Capital Advisors, L.P. and certain affiliated parties(2) 72 Cummings Point Road Stamford CT 06902	10,578,157	9.2%
Sectoral Asset Management Inc. and certain affiliated parties(3) 2120-1000 Sherbrooke St. West Montreal PQ H3A 3G4 Canada	9,215,967	8.0%
Palo Alto Investors, LLC and certain affiliated parties(4) 470 University Avenue Palo Alto, CA 94301	7,431,110	6.5%
BlackRock, Inc. and certain affiliated parties(5) 40 East 52nd Street New York, NY 10022	7,128,418	6.2%
OrbiMed Advisors LLC and certain affiliated parties(6) 601 Lexington Avenue, 54th Floor New York, NY 10022	6,688,000	5.8%
The Vanguard Group and certain affiliated parties(7) 100 Vanguard Blvd. Malvern, PA 19355	6,161,720	5.4%

Directors and Executive Officers
Ernst-Günter Afting(8)	222,230	*
Dirk van den Boom(9)	262,906	*
Kenneth F. Buechler(10)	138,550	*
John A. Fazio(11)	162,455	*
Harry F. Hixson, Jr.(12)	1,043,610	*
Myla Lai-Goldman	15,458	*
Richard A. Lerner(13)	170,770	*
Ronald M. Lindsay(14)	712,602	*
Paul V. Maier(15)	143,718	*
David Pendarvis(16)	115,973	*
Charles P. Slacik(17)	60,753	*
William Welch(18)	154,317	*
All directors and executive officers as a group (19 persons)(19)	4,600,897	3.9%

*	Less than one percent.
(1)	This table is based upon information supplied by executive officers and directors and by principal stockholders on Schedules 13D and 13G filed with the SEC. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Applicable percentages are based on 115,150,693 shares of common stock outstanding on March 20, 2013 adjusted as required by SEC rules.
(2)	Based solely on the Schedule 13G, as amended, filed with the SEC on February 14, 2013, as of December 31, 2012, (i) S.A.C. Capital Advisors, L.P. and its general partner, S.A.C. Capital Advisors, Inc., both have shared voting and dispositive power over 5,738,157 shares; (ii) CR Intrinsic Investors, LLC has shared voting and dispositive power over 4,590,000 shares; (iii) Sigma Capital Management, LLC has shared voting and dispositive power over 250,000 shares; and (iv) Steven A. Cohen has shared voting and dispositive power over 10,578,157 shares. None of the foregoing directly own any shares, but such beneficial ownership is derived from investment management agreements. Mr. Cohen controls each of SAC Capital Advisors, Inc., CR Intrinsic Investors, LLC and Sigma Capital Management, LLC. The number of shares held by S.A.C. Capital Advisors, L.P. and its affiliates may have changed since the filing of the Schedule 13G.
(3)	Based solely on the Schedule 13G, as amended, filed with the SEC on February 14, 2013, as of December 31, 2012, Sectoral Asset Management Inc., Jerome G. Pfund and Michael L. Sjostrom each have sole voting power with respect to 3,515,618 shares and had sole dispositive power over 9,215,967 shares. Messrs. Pfund and Sjostrom, together, hold a majority of shares of Sectoral Asset Management Inc. The number of shares held by Sectoral Asset Management Inc. and its affiliates may have changed since the filing of the Schedule 13G.
(4)	Based solely on the Schedule 13G, as amended, filed with the SEC on February 14, 2013, as of December 31, 2012, Palo Alto Investors, LLC, Patrick Lee, MD and Anthony Joonkyoo Yun, MD each have shared voting and dispositive power over 7,431,110 shares. Drs. Lee and Yun co-manage Palo Alto Investors, LLC. The number of shares held by Palo Alto Investors, LLC and its affiliates may have changed since the filing of the Schedule 13G.
(5)	Based solely on the Schedule 13G, as amended, filed with the SEC on February 5, 2013, as of December 31, 2012, BlackRock, Inc., on behalf of itself and its wholly-owned subsidiaries (BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Investment Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A. and BlackRock Japan Co. Ltd.), has the sole voting and dispositive power over 7,128,418 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares of our common stock held by BlackRock, Inc. No one person’s interest in our common stock held by BlackRock, Inc. is more than 5% of our total outstanding common shares. The number of shares held by BlackRock, Inc. and its affiliates may have changed since the filing of the Schedule 13G.
(6)	Based solely on the Schedule 13G, as amended, filed with the SEC on February 14, 2013, as of December 31, 2012, (i) OrbiMed Advisors, LLC has shared voting and dispositive power over 2,931,000 shares, (ii) OrbiMed Capital LLC has shared voting and dispositive power over 3,757,000 shares, and (iii) Samuel D. Isaly has shared voting and dispositive power over 6,688,000 shares. Mr. Isaly is a control person of OrbiMed Advisors, LLC and OrbiMed Capital LLC. The number of shares held by OrbiMed Advisors, LLC and its affiliates may have changed since the filing of the Schedule 13G.
(7)	Based solely on the Schedule 13G filed with the SEC on February 13, 2013, as of December 31, 2012, The Vanguard Group, Inc. has sole voting power over 161,623 shares, sole dispositive power over 6,004,597 shares, and shared dispositive power over 157,123 shares. Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd, both wholly-owned subsidiaries of The Vanguard Group, are the beneficial owners of 157,123 and 4,500 shares, respectively, as a result of investment management agreements. The number of shares held by The Vanguard Group and its affiliates may have changed since the filing of the Schedule 13G.

(8)	Includes 124,731 shares of common stock that Dr. Afting has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 20, 2013.
(9)	Includes 232,518 shares of common stock that Dr. van den Boom has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 20, 2013.
(10)	Includes 108,550 shares of common stock that Dr. Buechler has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 20, 2013.
(11)	Includes 136,436 shares of common stock that Mr. Fazio has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 20, 2013.
(12)	Includes 105,339 shares of common stock owned directly by Dr. Hixson, 50,000 shares owned by a family trust in which Dr. Hixson has a beneficial interest, and 888,271 shares that Dr. Hixson has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 20, 2013.
(13)	Includes 164,846 shares of common stock that Dr. Lerner has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 20, 2013.
(14)	Includes 538,214 shares of common stock that Dr. Lindsay has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 20, 2013.
(15)	Includes 53,111 shares of common stock owned directly by Mr. Maier, 10,000 shares owned by a family trust in which Mr. Maier has a beneficial interest, and 80,607 shares of common stock that Mr. Maier has the right to acquire from us upon the vesting of restricted stock unit awards within 60 days after March 20, 2013.
(16)	Includes 80,000 shares of common stock that Mr. Pendarvis has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 20, 2013.
(17)	Includes 50,753 shares of common stock that Mr. Slacik has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 20, 2013.
(18)	Includes 146,615 shares of common stock that Mr. Welch has the right to acquire from us upon the exercise of outstanding stock options within 60 days after March 20, 2013.
(19)	Includes the 3,671,114 aggregate shares of common stock that such persons have the right to acquire from us upon the exercise of outstanding options within 60 days after March 20, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership within 10 days after he or she becomes a beneficial owner, director or officer and reports of changes in ownership of our common stock and other equity securities within two business days after the transaction is executed. Our officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

The following discussion covers the compensation arrangements for certain of our current executive officers who have been named in the Summary Compensation Table included in this proxy statement (the “NEOs”), and includes a general discussion and analysis of our executive compensation program as well as a series of tables containing specific compensation information. The NEOs for 2012, who consisted of our principal executive officer, principal financial officer and the three other most highly compensated executive officers (other than our principal executive officer and principal financial officer) as of December 31, 2012, were:

•	Harry F. Hixson, our Chief Executive Officer

•	William Welch, our President and Chief Operating Officer(1)

•	Paul V. Maier, our Chief Financial Officer

•	Ronald M. Lindsay, our Executive Vice President, Strategic Planning

•	Dirk van den Boom, our Executive Vice President, Research and Development, and Chief Technology Officer(2)

(1)	Mr. Welch, our Senior Vice President, Diagnostics for most of 2012, was promoted to the position of President and Chief Operating Officer in December 2012.
(2)	Dr. van den Boom, our Senior Vice President, Research and Development for most of 2012, was promoted to the position of Executive Vice President, Research and Development, and Chief Technology Officer in December 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Business Overview

Sequenom, Inc. is a life sciences company providing innovative genetic analysis solutions to improve healthcare. We operate our business through two operating segments:

•

Molecular Diagnostics—Our wholly-owned molecular diagnostic reference laboratory, the Sequenom Center for Molecular Medicine, LLC (Sequenom CMM), is one of the largest diagnostics commercial laboratories in the world using next generation sequencing. Sequenom CMM performs molecular diagnostic testing services utilizing its laboratory developed tests (LDTs) which are currently focused on noninvasive prenatal and women’s health related diagnostics and ophthalmology related diagnostics.

•

Genetic Analysis—We currently provide research use only products, services, and applications that translate the results of genomic science into solutions for biomedical research, translational research, molecular medicine applications, and other areas of research, including agricultural and livestock.

2012 was a year of significant achievement of our Company:

•

Sequenom CMM’s MaterniT21TM PLUS LDT made a significant impact on the market as it represents a safe and non-invasive maternal blood draw test which identifies pregnancies at increased risk of trisomal abnormalities, including Down syndrome. Physicians and women now can, as early as 10 weeks gestation, understand important information about the pregnancy. The MaterniT21PLUS test, along with Sequenom CMM’s other SensiGene tests (fetal rhesus D genotyping and cystic fibrosis carrier screening), are currently being promoted to maternal fetal medicine specialists and obstetrics and gynecology doctors nationwide by over 90 field-based sales professionals.

•

Additionally, through our exclusive ophthalmology sales group, Sequenom CMM offers the RetnaGene AMD (Age-Related Macular Degeneration) LDT that helps to predict the genetic risk of a patient with “dry”, or early stage, age-related macular degeneration (AMD) progressing to “wet”, or advanced, choroidal neovascular disease within 2, 5 and 10 years.

•	Through December 2012, Sequenom CMM tested over 61,000 patient samples in its clinical labs with an annualized run rate at year end of over 120,000 for the MaterniT21PLUS test alone.

•

We also expanded into the Research Triangle Park in North Carolina, thereby increasing the laboratory capacity for the MaterniT21PLUS test from a minimum of 200,000 to 300,000 test samples per year upon completion of validation and licensure in 2013.

•

The American Congress of Obstetrics and Gynecology (ACOG) Committee on Genetics and the Society for Maternal Fetal Medicine Specialists (SMFM) Publications Committee issued a joint committee opinion in December 2012 on Noninvasive Prenatal Testing for Fetal Aneuploidy and Suitability of circulating, cell-free fetal (ccff) DNA as a basis for Noninvasive Prenatal Testing (NIPT).

•

The technology assessment committees for Blue Cross/Blue Shield and the California Technology Assessment Forum (CTAF) provided positive technology assessments for Fetal Aneuploidy Detection by Maternal Plasma. Equally important, this technology has received favorable national coverage decisions from many of the major insurers, including Anthem/Wellpoint, Aetna, United Health, and Blue Cross/Blue Shield, which we believe will lead to strong reimbursement for the MaterniT21PLUS test and broader insurance coverage.

Our management team oversaw these accomplishments while continuing to successfully manage our diagnostics business and the distinctly different, yet compatible, genetic analysis business. The diagnostics business requires unique expertise to provide a test result with clinical utility to medical doctors, including deep knowledge of the laboratory business, regulatory environment and the ever changing health care reimbursement arena and competitive landscape. Our management team also continued to enhance its specific expertise in the translational and basic research space, agricultural genomics and pharmaceutical and biotech. Further, we were able to capitalize on the discoveries made by our genetic analysis business customer base to build our molecular diagnostics business markets.

Our NEOs bring a depth and breadth of experience from successful organizations across the biotechnology world, having introduced disruptive diagnostics and drugs to world markets. Other members of our management team represent deep scientific understanding about next generation sequencing and other technologies or have experience growing successful commercial organizations.

To meet market opportunities, we began significantly expanding our employee base in 2011. We hired over 200 employees in 2012, which represents approximately one-third of our almost 600 employees as the end of March 2013. In 2012, we continued to face highly competitive labor markets at all levels of the organization. Positions including bioinformatics scientists, clinical laboratory scientists, medical doctors, and experienced commercial employees selling to both doctors and insurance companies continued to be in significant demand with limited availability and geographic mobility. We also built the computing power and personnel to support sequencing technology and began to staff up our billing team.

As we have grown to learn and appreciate, potential employees with the skills and expertise necessary to succeed in our research and commercial environments carefully consider the caliber of a company’s management team when making employment decisions. Numerous employees have told us that the caliber, experience, and success of our leadership team were key factors in their decision to bring their talents to Sequenom. Thus, we believe that to attract, motivate, and retain employees with the unique skills and abilities necessary to succeed throughout our organization, as well as to lead the Company, we need high performing and insightful executives with proven business, scientific, practical, and technical expertise. Accordingly, we have focused on developing competitive and appropriate compensation programs at every level of the Company, which has contributed to a successful year.

Note Regarding Forward-Looking Statements

Certain matters set forth in the Business Overview, including statements regarding the commitment to providing molecular diagnostic testing services, and research use only products, services, applications, and genetic analysis products, annualized run rates, expansion of testing capacity, the potential for reimbursement and insurance coverage for the MaterniT21 PLUS test, and the ability of our expanded employee base to meet market opportunities, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties detailed in its most recently filed Annual Report on Form 10-K, and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

Commitment to Responsible Executive Compensation Philosophy and Practices

The Compensation Committee believes that our executive compensation program is appropriately designed and reasonable in that it both encourages our NEOs to work for our long-term prosperity and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks. Below we summarize certain executive compensation practices, both the responsible practices we have implemented and the practices we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

What We Do:

✓	Pay for performance (page 50)

✓	Grant performance-based options to our Chief Executive Officer (pages 49 and 60)

✓	Use a balanced mix of fixed and variable cash incentives and long-term equity (pages 53–54)

✓	Maintain stock ownership guidelines for our Chief Executive Officer and directors (page 61)

✓	Maintain a compensation recovery (or “clawback”) policy (page 62)

✓	Limit payments and benefits following a change in control of the Company to situations involving an involuntary termination of employment (a so-called “double trigger” arrangement) (pages 62–63)

✓

Provide reasonable post-employment/change in control payments and benefits pursuant to a formal post-employment compensation program that applies uniformly (except with respect to payment and benefits levels) to all executives and includes a “best after-tax” provision for any parachute payments (pages 66–67)

✓	Conduct an annual assessment of compensation-related risk to effectively manage our compensation related risks profile (page 15)

What We Don’t Do:

×	We don’t provide perquisites or other personal benefits that are not available to all of our employees (pages 54 and 62)

×	We don’t reprice underwater stock options (page 20)

×	We don’t guarantee salary increases or non-performance-based bonuses (pages 53–54 and 65)

×	We don’t provide excise tax gross-ups upon change in control of the Company (page 66)

×	We prohibit hedging transactions and pledging of company stock by executive officers or directors (page 62)

Stockholder Advisory Vote on Executive Compensation

At our 2012 Annual Meeting of Stockholders, approximately 48% of the shares that were voted were cast in favor of our advisory vote on NEO compensation. The 2012 vote outcome represented a significant decline compared to the 2011 vote, when over 96% of the shares that were voted were cast in favor of our NEO compensation. The 2012 vote was concerning to the Company, the Board of Directors and the Compensation Committee, and the Compensation Committee directed our senior management team to gather feedback from our major stockholders regarding our executive compensation programs. Our goal in soliciting feedback was to (1) better understand our stockholders’ views on executive compensation, (2) be responsive to our stockholders’ views expressed in the 2012 advisory vote on NEO compensation, and (3) discuss our stockholders’ views on potential changes to our compensation programs that would completely or meaningfully address concerns they had. Our outreach efforts included the following:

•	multiple in-depth discussions with a significant percentage of our institutional stockholders both before and after our 2012 Annual Meeting of Stockholders,

•	examination of reports and analyses issued by the principal proxy advisory services,

•	analysis of compensation practices at peer companies, and

•	solicitation of advice from the Compensation Committee’s compensation consultant.

As part of its ongoing evaluation of all elements of our executive compensation program, the Compensation Committee carefully considered the extensive feedback and in response to this stockholder feedback the Compensation Committee took the actions described below.

Stockholder Request	Compensation Committee Response
Enhance disclosure about our annual bonus program	We have significantly enhanced the disclosure about our annual bonus program, including disclosing the weighting of each performance goal and more detail about each performance goal.

Enhance link between pay and performance in the design of our executive compensation program (including granting of a portion of our equity awards that vest based on specific performance objectives)	In December 2012, our Board of Directors amended the stock option granted to Dr. Hixson in February 2012 to provide that 50% of the total number of shares of the Company’s common stock subject to the option will become exercisable only if the market price of our common stock appreciates such that the closing sales price as quoted on any established stock exchange or market is a minimum of a 25% premium to the exercise price of the option ($4.92 per share) for at least 30 consecutive trading days.

This same performance condition applies to 100% of the total number of shares subject to the option granted to Dr. Hixson in January 2013.

The 2012 and 2013 options are also subject to additional vesting restrictions requiring Dr. Hixson’s continued service to the Company over four years.

Adopt stock ownership guidelines for our Chief Executive Officer and non-employee members of our Board of Directors	In 2012, our Board of Directors adopted stock ownership guidelines, which apply to our Chief Executive Officer and each of the non-employee members of our Board of Directors so that each of these individuals must maintain a certain level of ownership of the Company’s common stock in an amount equal to at least three times the amount of such person’s annual cash retainer or base salary, as applicable.

Adopt compensation recovery (“clawback”) policy	In 2012, our Board of Directors adopted a clawback policy that applies to any of our current and former executive officers. If we are required to prepare an accounting restatement for any fiscal quarter or year and our Board of Directors determines that misconduct contributed to the noncompliance that resulted in the requirement to restate our financial statements, then our Board of Directors may recoup certain incentive compensation paid to such individuals. The policy applies to all incentive compensation paid or awarded on or after the date the policy was adopted.

Commitment to Pay for Performance

Our executive compensation is weighted toward at-risk, performance-based compensation designed to align the interests of our executives with those of our stockholders. A significant portion of the NEOs’ compensation is at risk and dependent upon the Company’s performance and/or an increase in the market price of the Company’s common stock. Specifically, annual cash bonuses for our executives are contingent on the achievement of multiple corporate performance goals and individual performance, and Dr. Hixson’s performance-based options vest only if certain stock price appreciation goals are met. In addition, the time-based options granted to our executives have value only if and to the extent that the market price of the Company’s common stock appreciates and is greater than the exercise price of the option at the time of exercise. There is risk that the actual economic value of these options could be as little as zero if our stock price were less than the exercise price of such stock options.

As shown in the following charts, for 2012, approximately 79% of our Chief Executive Officer’s target total direct compensation was at risk, with approximately 66% of his target total direct compensation delivered in the form of equity-based awards. In addition, an average of 73% of our other NEOs’ target total direct compensation was at risk, with approximately 61% of our other NEOs’ target total direct compensation delivered in the form of equity-based awards, the actual economic value of which will depend directly on the performance of our stock price over the period during which the awards vest and, with respect to stock options, could be as little as zero if our stock price were less than the exercise price of such stock options.

Comparing Reported Compensation with Realizable Compensation

We grant long-term incentives in the form of options to purchase shares of the Company’s common stock to align the interests of our executives with those of our stockholders and promote long-term decision-making. The value, if any, that may be realized from these options is directly tied to our stock price performance over a multi-year period, during which an NEO must continue to provide effective and satisfactory services to us for his options to vest.

The following chart illustrates the difference between the total direct compensation reported in the 2012 Summary Compensation Table for our Chief Executive Officer for each of the three years covered in the table and compensation actually realizable by him from his base salary, annual cash bonuses, stock options and restricted stock awards granted during each of these three years. We believe this supplemental information is important because the vast majority of his reported compensation is an incentive for future performance, which will provide an economic benefit to him only if the market price for the Company’s common stock is greater than the exercise price of the options at the time of exercise and, with respect to 50% of the shares subject to his 2012 stock option, if the Company meets or exceeds the applicable stock price appreciation target. Similarly, performance-based restricted stock awards only provide an economic benefit if the applicable performance goal is achieved. As can be seen, the economic value actually realizable from the equity awards granted to our Chief Executive Officer during 2012, 2011 and 2010 differs significantly from the amounts required to be reported in the 2012 Summary Compensation Table for these equity awards. This reflects the consequence of our effective pay-for-performance program.

CEO Total Reported Compensation(1) Versus Total Realizable Compensation(2)

(1)	Total reported compensation is defined as total compensation as reported in the 2012 Summary Compensation Table.
(2)	Total realizable compensation is defined as salary, non-equity incentive plan compensation and all other compensation as reported in the 2012 Summary Compensation Table, plus the intrinsic value of all equity awards granted in each of the three years covered in the table. For this purpose, we calculate the intrinsic value as the closing price of our common stock on December 31, 2012 less the per share exercise price, if any. For more information on total compensation as calculated under SEC rules, see the narrative and notes accompanying the 2012 Summary Compensation Table on page 64. The amounts reported as realizable compensation differ substantially from the amounts reported as total compensation in the 2012 Summary Compensation Table and are not a substitute for those amounts.

Executive Compensation Philosophy

The Compensation Committee has established and regularly reviews our executive compensation philosophy. The Compensation Committee has designed our executive compensation program to help us achieve our goals and objectives, including:

•	aligning our executive compensation with our business objectives;

•	providing incentives based on our performance as measured against annual company goals set by our full Board of Directors as well as individual performance objectives;

•	attracting, retaining, motivating and rewarding executive officers (including the NEOs) and maintaining a cohesive management team comprised of individuals with substantial skill and experience; and

•	aligning the financial interests of our executives with the long term financial interests of our stockholders.

To accomplish these goals and objectives, we have created an executive compensation program with three primary elements: base salary, annual cash bonus opportunities and long term incentive compensation in the form of equity awards. We also provide a change in control severance benefit plan that provides specified payments and benefits in the event of certain terminations of employment in connection with a change in control of the Company.

Elements of Our Executive Compensation Program

Our executive compensation program provides for the following elements and for the following reasons:

What We Pay	Why We Pay	Key Features
Base Salary

•   Provide a fixed level of cash compensation for performing the essential elements of the job; necessary to help attract and retain executives

•   Gives executives a degree of certainty in the face of having a majority of their compensation “at risk”

Individual salaries may be above or below the applicable peer group, survey or market median to reflect the individual competencies, skills, experience, market availability of skills and sustained performance of the executive holding this position

Annual Cash Bonus

•   Motivate participants to focus their efforts on annual goals, and to take actions that maximize stockholder value

•   Tie financial rewards to measurable corporate objectives, reinforcing pay-for-performance

•   Provide a competitive variable award opportunity that motivates executives to achieve Company-wide operating and/or strategic objectives and individual abilities

•   Cash bonuses are based on an established target percentage of actual base salary during the fiscal year, with actual awards based on attainment of objective corporate goals and personal performance

•   Financial corporate performance goals are based on measurable financial metrics, such as revenue, gross margin, cash burn and operating expense

•   Nonfinancial corporate performance goals based on measurable strategic initiatives

•   Corporate goals are the same for NEOs as for all employees, which aligns the efforts of the entire organization

What We Pay	Why We Pay	Key Features

• If corporate goals are attained, the Compensation Committee determines whether each NEO has individually performed in a manner that warrants a bonus payment

• Incentivizes and compensates for performance beyond 100% of the stated goals but also limits the potential opportunity with a reasonable cap of 130% of target

Equity Awards

•     Align the interests of management with those of our stockholders with the goal of creating long term growth and value for the Company

•     Retain the services of our NEOs for a multi-year period, as an executive must continue employment with us for his or her equity awards to vest

•     Allow us to attract and recruit new executives

•     Long-term incentives are provided by annual grants of equity awards

•     Target value is intended to provide competitive compensation opportunities based on performance over a multi-year period with realizable value directly tied to stock price performance

Employee Benefits	Allow us to attract and recruit new executives

•     The same package of employee benefits that are provided to all full time employees, including health, dental and vision insurance or cash compensation in lieu of health insurance coverage, and group term life and disability insurance

•     Our NEOs do not receive any additional perquisites

A detailed discussion and analysis of these compensation elements is provided below.

Compensation Committee’s Role in the Executive Compensation Process

The Compensation Committee is currently comprised of three independent directors: Mr. Pendarvis (chair), Dr. Buechler and Dr. Lerner. The Compensation Committee has responsibilities delegated to it by our Board of Directors as set forth in its charter, which may be found in the Corporate Governance section under “Investors” on our website at www.sequenom.com. Among its responsibilities, the Compensation Committee provides guidance with respect to the purpose and principles behind the Company’s compensation decisions and overall compensation philosophy and objectives, oversees our compensation policies, plans, and programs, and reviews and, except for Chief Executive Officer compensation, determines executive officer compensation.

In the case of our Chief Executive Officer, the Compensation Committee provides a compensation recommendation to the independent non-employee members of our Board of Directors during executive session and those members of our Board of Directors determine our Chief Executive Officer’s compensation. When the Compensation Committee and the independent members of our Board of Directors evaluate and determine compensation for our Chief Executive Officer, the Compensation Committee and the independent members of our Board of Directors meet in executive session without our Chief Executive Officer present.

The Compensation Committee met 10 times during 2012. During these meetings the Compensation Committee explored various alternatives to portions of the executive compensation program in addition to its regular duties of monitoring and approving compensation levels, approving the terms of compensation arrangements for new executives, and reviewing corporate goals as they relate to executive compensation. In addition to these meetings, throughout 2012 our Chief Executive Officer, Vice President of Human Resources, and Compensation Committee members were involved in numerous discussions regarding compensation matters. The Compensation Committee also reviews its charter each year and this review was conducted by the Compensation Committee in November 2012 and in March 2013.

The Compensation Committee maintains a calendar to make sure that selected matters (such as compensation strategy, base salary, bonus program, and equity awards) are reviewed on an annual basis. With respect to the annual bonus program, our Board of Directors, with input from our executive officers, defines measurable performance goals and determines the importance of each goal for the Company each year. The Compensation Committee establishes incentive compensation parameters that reward performance goal achievement. The Compensation Committee also takes into account the advisory vote of the Company’s stockholders on the compensation of the Company’s NEOs for the previous year.

Role of our Compensation Consultants

For 2012, the Compensation Committee relied upon information provided by outside compensation consultants, Barney & Barney (until July 2012) and Compensia (from July 2012 through the end of the year), to assist the Compensation Committee with its compensation determinations for our executive officers and other employees. For 2012, Barney & Barney provided analysis of whether the Company’s existing compensation strategy and practices were consistent with our compensation objectives and assisted the Compensation Committee in modifying our compensation program for executive officers in order to better achieve our objectives. As part of their duties, Barney & Barney provided the following services:

•	reviewed and provided recommendations on composition of peer groups;

•	provided compensation data for similarly situated executive officers at our peer group companies;

•

conducted a review of the compensation arrangements for our executive officers, including providing advice on our annual management bonus plan and performance based vesting restricted stock unit program;

•	conducted a review of the relationship between our executive compensation arrangements and Company performance;

•	updated the Compensation Committee on emerging trends and best practices in the area of executive compensation; and

•	provided director compensation data to the Nominating and Corporate Governance Committee.

Barney & Barney did not provide any other services to the Company in 2012. Compensia provided compensation data for non-executive employees including salary and equity structure and bonus level recommendations. Both Consultants were engaged at the direction of the Compensation Committee and the Company paid the cost for the Consultants’ services.

Competitive Positioning

For purposes of evaluating 2012 compensation for each of our executives and making 2012 compensation decisions, Barney & Barney provided data from the Radford Global Life Sciences Compensation Report for companies in the life sciences industry, in premium cost-of-living markets similar to San Diego, and with 150-499 employees, which we refer to as the survey data. Barney & Barney also provided publicly available information for our 2012 peer group. Our 2012 peer group consisted of companies in the biopharmaceutical industry, in premium cost-of-living markets, with between $25 million and $280 million in annual revenues, and market capitalizations of between $50 million and $2 billion. At the time of the study, we had approximately 237 employees, revenues of approximately $47.5 million and a market capitalization of approximately $414.3 million.

The peer group included the following companies:

Abaxis	Immunomedics	Mocon
ABIOMED	IRIS International	Momenta Pharmaceuticals
Alnylam Pharmaceuticals	Isis Pharmaceuticals	Questcor Pharmaceuticals
Bioclinica	Landauer	Quidel
Caliper Life Sciences	Luminex	Targacept
Dyax	Meridian Biosciences	Transgenomic
Genomic Health	Micromet	Xenoport

The 2012 peer group was used as a reference for purposes of evaluating our base salary, annual bonus, and equity awards against the competitive marketplace. Barney & Barney reported the survey data and 2012 peer group data and benchmarking results to the Compensation Committee, our Chief Executive Officer, and our Vice President of Human Resources.

Compensation Elements

Base Salary

When reviewing and analyzing the amount of each major component of compensation for our NEOs, the Compensation Committee reviews each component at the 50th percentile of the level of pay for executives with similar duties based on the survey data and the 2012 peer group data. This target level has been selected by the Compensation Committee as a reference point in determining whether the total compensation opportunity is likely to provide sufficient motivation and retention as well as whether it properly reflects the NEO’s role and scope of responsibilities relative to our peer group. However, the Compensation Committee does not set compensation components to meet specific benchmarks, but rather its philosophy allows flexibility as may be needed to recruit or retain certain key executives, to reward exceptional performance or in unique circumstances.

Each year, the Compensation Committee reviews the annual base salaries for each of our executive officers, considering whether existing base salary levels continue to be at or close to the 50th percentile for the Company’s peer group companies. In addition to considering the peer group and survey data, the Compensation Committee considers other factors, including the salary level negotiated by an executive in his existing employment agreement, broader economic conditions, the financial health of the Company, the competition for a particular skill set in the market and whether the Compensation Committee and Chief Executive Officer are generally satisfied with an executive’s past performance and expected future contributions.

After considering Barney & Barney’s competitive analysis, our Chief Executive Officer presented the Compensation Committee with proposals for an annual base pay increase for our executive officers employed as of January 1, 2012. Factors included in our Chief Executive Officer’s proposals to the Compensation Committee were the current executive salaries compared against the 50th percentile data, general industry information which established an average merit increase per year of approximately 3%, and specific employee performance, progress against goal achievement, and contribution to overall corporate performance and goal achievement.

In January 2012, the Compensation Committee (and for Dr. Hixson, the independent non-employee members of the Board of Directors) approved increases to our senior management’s salaries effective as of January 1, 2012. In consideration of the factors described above, the base pay approved by the Compensation Committee for the NEOs was as follows:

NEO	2011 Base Salary	2012 Base Salary		Percentage Increase for 2012
Dr. Hixson	$489,250	$500,000		2.20%
Mr. Welch	$319,583	$353,280	(1)	10.54%
Mr. Maier	$324,450	$340,673	(2)	5.00%
Dr. Lindsay	$334,750	$345,000		3.06%
Dr. van den Boom	$287,375	$328,125	(3)	14.18%

(1)

Mr. Welch’s base salary and peer group position was determined based on his role as Senior Vice President, Diagnostics. Mr. Welch’s base salary was increased from $353,280 to $400,000 in December 2012 when he was promoted to President and Chief Operating Officer. The Compensation Committee determined it was appropriate to target above the 60th percentile for purposes of retention and to reward exceptional performance.

(2)	Mr. Maier brings a significant depth and breadth of experience to his position. The applicable market data for chief financial officers decreased significantly after Mr. Maier was hired and so even though the increase in his base compensation was only 5%, his market position increased significantly.

(3)	Dr. van den Boom’s base salary and peer group position was determined based on his role as Senior Vice President, Research and Development. Dr. van den Boom’s base salary was increased from $328,125 to $375,000 in December 2012 when he was promoted to Executive Vice President, Research and Development, and Chief Technology Officer.

Annual Cash Bonus

In February 2012, our Board of Directors, in conjunction with its work with our executive officers to establish our annual operating plan for the year, approved metrics for 2012 under our bonus program for our employees, including the NEOs. Initially, the Compensation Committee, with input from our Chief Executive Officer, identified the corporate goals for the year that would support our annual operating plan, established the relative weighting of these goals, determined the achievement and payout levels for each goal, and presented such goals, weightings, achievement levels, and payout levels within the framework of the annual bonus program to the Board of Directors for consideration and approval.

Target Bonus Levels. Under the bonus program, the target annual bonus of each NEO for 2012 was expressed as a percentage of base salary. In establishing these target annual bonus levels, the Compensation Committee considered competitive market data provided by Barney & Barney (with reference to the 50th to 60th percentiles of the competitive market), the recommendations of our Chief Executive Officer with respect to each individual (except with respect to his own target annual bonus), the executive’s experience, authority and responsibility, and the value of the executive to the Company as a whole and to our key business initiatives. In the case of our Chief Executive Officer, his target annual bonus was established by our Board of Directors, based on its consideration of these same factors.

Each NEO’s target bonus was within the 50th to 60th percentile range, except there was no market data for Dr. Lindsay’s position due to the nature of his position. For Dr. Lindsay, the Compensation Committee looked at the market data and actual compensation for positions which were considered to be above, equivalent to and below Dr. Lindsay’s position to arrive at appropriate compensation for base salary, target annual bonus and equity awards.

The target annual bonus levels of the NEOs for 2012, stated as a percentage of base salary, were as follows:

NEO	2011 Target Level	2012 Target Level
Dr. Hixson	50%	60%
Mr. Welch	40%	40%
Mr. Maier	35%	40%
Dr. Lindsay	40%	40%
Dr. van den Boom	30%	40%

Bonus Calculations and Performance Measures. Under the bonus program, bonus payouts for 2012 were based on both corporate and individual performance, as follows:

((2012 Actual Salary x Bonus Target Percentage) x Corporate Performance) = Target Amount

Target Amount x Individual Performance = 2012 Individual Bonus Payout

The Board of Directors determines our actual performance for the year as measured against several pre-established corporate financial and operational goals. For any bonus payout to be made, the Company must achieve at least 75% of the target level for the pre-established corporate goals in the aggregate. Assuming that this condition is satisfied, then the Compensation Committee determines whether our executive officers each individually performed satisfactorily to earn a bonus payment for the year. The individual performance multiplier can range from 0 to 1.3.

The Board of Directors, upon the recommendation of the Compensation Committee, established the corporate financial and operational goals, along with the target levels and relative weightings for 2012, as shown in the table below. The Board of Directors continues to believe that compensation should be tied to financial and operational goals that drive value and contribute to the long-term prosperity of the Company even though our stock price has not yet responded to our operating performance.

Bonus Program Decisions for 2012. In February 2013, the Compensation Committee (and for Chief Executive Officer, the non-employee independent members of the Board of Directors) determined that the corporate financial and operational goals for 2012 were satisfied at an aggregate performance level of 101.3% as follows:

2012 Company Performance Goals	Target Achievement at 100%	Weighting	Actual Achievement	Percentage Earned
Revenue from the genetic analysis business	$48,000,000	10%	$43,200,000	0%
Gross margin % for the genetic analysis business	60.8%	10%	65.3%	14.4%	(1)
Revenue from the diagnostics business	$44,400,000	5%	$46,500,000	6.9%
Operating expense, as adjusted(2)(3)	$123,800,000	10%	$113,236,000	15%
Cash burn(2)	$109,400,000	10%	$96,100,000	15%
Capital Raise	$50,000,000	5%	$183,000,000	5%
Bill MaterniT21 Tests – Units(2)	48,000	20%	58,060	30%
Bill Cystic Fibrosis Carrier Screening Tests – Units	36,000	5%	<36,000	0%
Reimbursement contracts with National Insurance Payors	2	10%	0	0%
File FDA 510(k) application for MassARRAY	Q4-2012	5%	Estimated Q2 2013	0%
Areds Clinical Study Completion for ophthalmology product	Q3 – 2012	5%	Q2-2012	7.5%
Collaboration agreements for international expansion of MaterniT21 Test	2	5%	8	7.5%
Total				101.3%

(1)	The Compensation Committee considered the impact of the reclassification for certain personnel and related costs related to support of the Genetic Analysis business to make sure that bonuses were not increased as a result of the reclassification. For that reason, the Compensation Committee did not adjust this goal as a result of the reclassification, which effectively meant that the target and percentage earned for this goal was reduced in light of the reclassification.
(2)	In July 2012 the Board of Directors revised the Company’s 2012 financial plan in connection with the expedited market adoption of the Company’s MaterniT21 Test during the first half of 2012. At the next meeting of the Compensation Committee, in October 2012, the Committee approved adjusted financial and operational goals for the bonus plan as a result of the Board’s revision of the financial plan. The operational goal for the number of MaterniT21 Tests to be billed for the full year 2012 was increased by 60% to 48,000 tests from 30,000 tests. In connection with the increase in the targeted number of tests billed, the goal for operating expense was adjusted by 9% from $113,200,000 to $123,800,000 and the goal for cash burn was adjusted by 49% from $73,000,000 to $109,400,000.
(3)	Operating expense, as adjusted excludes stock-based compensation expense and legal fees and does not reflect the reclassification to costs of revenue related to certain personnel and related costs that support services revenue.

Because the Company had achieved at least 75% of the target level for the pre-established corporate goals in the aggregate, the Compensation Committee then considered the individual performance of each executive officer for purposes of making its bonus decisions. In making its decisions, the Compensation Committee considered the recommendations of our Chief Executive Officer, who proposed individual bonus payouts after assessing the individual achievements of each executive officer for the year, taking into consideration his or her contributions to the achievement of the corporate goals, level of commitment, judgment, leadership, consistency, and other demonstrative factors.

The Compensation Committee, along with the other non-employee independent members of the Board of Directors determined our Chief Executive Officer’s annual bonus payout. The amount of his bonus payout was based upon our achievement of the overall corporate goals as well as an assessment of his individual performance as conducted by the non-employee independent members of the Board of Directors.

The Compensation Committee (and for our Chief Executive Officer, the non-employee independent members of the Board of Directors) determined that the individual performance multiplier for Dr. Hixson and Mr. Maier was 1, reflecting 100% individual performance and therefore a payout of 101.3% of their annual target bonus levels. The Compensation Committee determined that the individual performance multiplier for Mr. Welch and Drs. Lindsay and van den Boom was 1.1, reflecting 110% individual performance, thereby awarding bonuses to them of 111.43% of each of their annual target bonus levels.

NEO	2012 Target Level	2012 Target Amount $	2012 Actual Amount $	2012 Actual Amount as a Percentage of Target Amount
Dr. Hixson	60%	300,000	303,900	101.3%
Mr. Welch(1)	40%	141,312	158,745	112.3%
Mr. Maier	40%	136,269	138,041	101.3%
Dr. Lindsay	40%	138,000	153,773	111.4%
Dr. van den Boom(2)	40%	131,250	147,422	112.3%

(1)	Mr. Welch’s base salary and target annual bonus level increased from $353,280 to $400,000 and 40% to 50%, respectively, in December 2012 when he was promoted to President and Chief Operating Officer. His actual annual bonus payout reflects a blend of these base salaries, target bonus levels and performance.
(2)	Dr. van den Boom’s base salary and target annual bonus level increased from $328,125 to $375,000 and 40% to 50%, respectively, in December 2012 when he was promoted to Executive Vice President, Research and Development, and Chief Technology Officer. His actual annual bonus payout reflects a blend of these base salaries, target bonus levels and performance.

Equity Awards

Stock Options. Stock options provide a return to our NEOs only if the market price of our common stock appreciates over the stock option term and only if the NEO remains with us through each applicable vesting date. All of the options granted in 2012 had exercise prices equal to the fair market value of our common stock as of the date of grant. In addition to vesting over four years subject to our Chief Executive Officer’s continued service to the Company, 50% of the share subject to the options granted to our Chief Executive Officer in 2012 and all of the shares subject to the options granted to our Chief Executive officer in 2013 only become exercisable only if the price of our common stock appreciates such that the closing sales price as quoted on any established stock exchange or market is a minimum of a 25% premium to the exercise price of the stock option for at least 30 consecutive days. Options granted to our other NEOs generally vest on a monthly basis over four years subject to each individuals continued service to the Company.

Restricted Stock Unit Awards. In connection with Mr. Welch’s and Dr. van den Boom’s promotions in December 2012 and in connection with annual awards granted in February 2013, the Compensation Committee also granted restricted stock unit awards to our NEOs. The Compensation Committee believes that restricted stock unit awards serve as a long-term retention tool for our NEOs and are less dilutive than stock options since a lesser number of shares provide the same value as a greater number of stock options. The Compensation Committee also believes that restricted stock unit awards motivate our NEOs to increase the value of our common stock.

2012 Equity Awards. As with cash incentive opportunities, in determining the equity opportunity for each of our executive officers, the Compensation Committee believes that the incentive opportunity should make up a larger portion of each executive officer’s target total compensation as the executive’s level of responsibility increases. Therefore, the equity awards for our Chief Executive Officer are generally a greater percentage of total compensation than are the equity awards granted to our other executive officers.

The values of prior outstanding equity awards were a factor in determining current year equity awards. Equity awards are determined by reference to the industry data as described above, the value of the particular executive officer to our Company as a whole and to our Company’s key business initiatives, and the individual’s performance and contribution to Company goals. The Compensation Committee desired to have a competitive and efficient plan and began by considering the 50th percentile of equity awards granted to executives with similar duties based on the survey data and the 2012 peer group data and made adjustments for individual performance considerations. This target level is a reference point in determining whether the equity award is likely to provide for sufficient retention and alignment of the interests of management with those of our stockholders with the goal of creating long term growth and value for the Company.

In February 2012, the Compensation Committee (and the independent members of our Board of Directors with respect to Dr. Hixson) granted options to purchase shares of our common stock to our senior management pursuant to our 2006 Plan. In March 2012, the Compensation Committee granted additional options to purchase shares of our common stock to Dr. Lindsay pursuant to our 2006 Plan because Dr. Lindsay’s original grant was based on anticipating that he would reduce his schedule in a manner that did not ultimately occur.

The NEOs received option awards in 2012 covering the number of shares set forth below:

NEO	Number of Shares	Grant Date Fair Value
Dr. Hixson	402,000	$1,557,147
Mr. Welch	247,500	$943,440
Mr. Maier	134,000	$519,049
Dr. Lindsay	150,000	$542,055
Dr. van den Boom	175,000	$664,790

In connection with their promotions, in December 2012, the Compensation Committee granted Mr. Welch and Dr. van den Boom restricted stock units covering 43,750 and 37,500 shares of our common stock, respectively.

The Company’s general policy is to make annual equity awards at the first Compensation Committee or full Board of Directors meeting each year and we do not time the granting of stock option awards with any favorable or unfavorable news relating to the Company. During 2012, we were consistent with this approach. Proximity of any awards to an earnings announcement, market event or other event related to us is purely coincidental.

Compensation Policies

Stock Ownership Guidelines. We adopted stock ownership guidelines (the “Ownership Guidelines”) in 2012 that require our Chief Executive Officer and non-employee members of our Board of Directors to maintain a certain level of ownership of our common stock. The Ownership Guidelines provide that each individual must own the number of shares of Company’s common stock in an amount equal to at least three times the amount of such person’s annual cash retainer or base salary, as applicable, which amount shall be determined by multiplying the number of shares owned (and certain shares subject to vested restricted stock unit awards where issuance of shares is deferred and a portion of vested but unexercised shares underlying options for which the market price exceeds the exercise price) by such covered person and by the closing price of such shares on the date on which such evaluation is made. Each person will have a period of 5 years to comply with the ownership requirements starting from the later of the adoption of the Ownership Guidelines or the date such individual becomes covered by the Ownership Guidelines.

Anti-Hedging and Anti-Pledging Policies. We also maintain an insider trading policy that, in addition to prohibiting trading during closed window periods, prohibits such individuals from short selling our stock and using hedging instruments or borrowing against or pledging our stock. Additionally, our Code of Business Conduct and Ethics prohibits employees from engaging in any transaction in which an employee would derive an economic benefit as a result of a decline in our stock price.

Compensation Recovery Policy. We also maintain a policy for recoupment of incentive compensation, or a clawback policy. The clawback policy applies to any of our current and former executive officers who, at the relevant time, were designated by the Board as an officer for purposes of Section 16 of the 1934 Act (each, a “covered person”). Under the clawback policy, if we are required to prepare an accounting restatement for any fiscal quarter or year commencing after the adoption of the clawback policy and the Board determines that misconduct contributed to the noncompliance that resulted in the requirement to restate our financial statements, then the Board may recoup certain incentive compensation paid to the covered persons. Specifically, the Board may require a covered person to repay some or all of (i) any bonus compensation received that was calculated based on the financial statements that were subsequently restated, (ii) up to the full amount of any equity incentive grant received that was determined based on the financial statements that were subsequently restated and (iii) some or all of any gains realized on the exercise of stock options or on the open-market sale of vested shares during certain periods. The Board may seek recoupment from each applicable covered person from prior incentive compensation payments, future payments of incentive compensation, cancellation of outstanding equity awards, future equity awards and direct repayment. The Board determined that misconduct did not contribute to the noncompliance that resulted in the requirement to restate our financial statements for the years ended December 31, 2011, 2010 and 2009 including the financial statements for the quarterly periods within those years and through September 30, 2012 and therefore the Board will not seek recoupment from any covered person in connection with such restatement.

Other Compensation

All of our executive officers receive life and disability insurance benefits and either health insurance benefits under the programs that are available to all employees or cash payments in lieu of participating in those programs. During 2012, Mr. Maier received cash payments of $100 per month in lieu of receiving a health insurance benefit, a benefit choice available to all full-time U.S. employees. The Company provides for a 401(k) plan but currently does not provide a “match” for employee contributions.

Change in Control Severance Benefit Plan

In 2007, the Compensation Committee approved a Change in Control Severance Benefit Plan (the “Change in Control Plan”) which provides three tiers of severance payments and benefits for designated senior executives in the event that their employment is terminated under certain circumstances in connection with a change in control of the Company. Each of the NEOs is currently a participant in the Change in Control Plan.

We believe that the payments and benefits available under the Change in Control Plan are an important component of our overall executive compensation program because these payments and benefits help us retain executive talent and, in the event of a potential change of control, allow the executives to focus on the potential transaction without concern for their personal near-term financial future and to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of the Company. The Change in Control Plan also allows us to provide a standard set of payments and benefits to new and existing executives and avoids negotiation of individual arrangements with executive officers. In addition, the program is intended to align the interests of our executive officers with those of our stockholders by enabling our executive officers to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize their own employment.

The payments and benefits available under the Change in Control Plan are subject to a “double trigger”; that is, they are payable only in the event that an executive officer loses his or her employment in connection with a change in control of Company. This is consistent with the purpose of the program, which is to provide employees with a guaranteed level of financial protection only upon loss of employment. The Change in Control Plan provides that following a covered termination, participants continue to receive, for a specified period based on the participant’s assigned category of benefit or tier, salary continuation benefits, bonus payments, vesting acceleration for equity awards and health insurance and other benefits.

Each participant is assigned by the Compensation Committee to one of three tiers, based upon several factors including the participant’s title, role, and responsibility. The tier selection for each participant is determined by the full Board of Directors for the Chief Executive Officer and the Compensation Committee for executive officers. The Committee established three tiers in recognition of the different levels of involvement individual executives may have in potential corporate transactions. he estimated potential payments and benefits available under the Change in Control Plan are described in the “Post-Employment Payments” section below.

Policy Regarding Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally provides that public corporations may not deduct remuneration in excess of $1 million paid to their chief executive officer and three other most highly-compensated executive officers (other than its chief financial officer) in any in a calendar year. Remuneration that qualified as “performance based” compensation within the meaning of the Code does not count toward the $1 million limit.

While the Compensation Committee is mindful of the benefit of full deductibility of compensation, the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) of the Code where those requirements would impair flexibility in compensating our NEOs in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy regarding the limitation of executive pay to amounts that would be deductible under Section 162(m) of the Code. The Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders and retains the discretion to pay compensation that potentially may not be fully deductible to reward performance and/or enhance retention.

2012 SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation paid to, received by, and earned by our NEOs for the fiscal years ended December 31, 2012, December 31, 2011 and December 31, 2010.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)		Total ($)
Harry F. Hixson, Jr. Chief Executive Officer	2012	500,000	—		1,557,147	303,900		—	6,986		2,368,033
	2011	489,250	260,625	(4)	2,079,400	318,000		—	6,884		3,154,159
	2010	475,000	—		334,502	236,194		—	6,884		1,052,580

William Welch President, Chief Operating Officer	2012	353,280	206,500	(5)	943,440	158,745		—	1,476		1,663,441
	2011	319,583	179,385	(6)	976,080	166,183		—	147,321	(7)	1,788,552

Paul V. Maier Chief Financial Officer	2012	340,673	—		519,049	138,041		—	5,780		1,003,543
	2011	324,450	22,598	(8)	351,250	147,625		—	3,883		849,806
	2010	315,000	148,000	(9)	—	85,903		—	3,883		552,786

Ronald M. Lindsay Executive Vice President, Strategic Planning	2012	345,000	—		542,055	153,773		—	4,590		1,045,418
	2011	334,750	101,700	(10)	281,000	174,070		—	3,883		895,403
	2010	325,000	—		1,014,602	110,431		—	3,883		1,453,916

Dirk van den Boom Executive Vice President, R & D, and Chief Technology Officer	2012	328,125	177,000	(11)	664,790	147,422		—	1,042		1,318,379
	2011	287,375	45,195	(12)	351,250	150,000		—	963		834,783
	2010	262,500	—		373,500	104,344	(13)	—	888		741,232

(1)	Represents the full grant date fair value of restricted stock units calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see the footnotes to the table titled “Grants of Plan-Based Awards” below.
(2)	Represents the full grant date fair value of stock option awards calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see the footnotes to the table titled “Grants of Plan-Based Awards” below. The stock option grants to our executive officers generally vest on a monthly basis over four years, unless they are grants made in connection with the start of employment in which case such awards typically vest 25% after the first 12 months, with the remainder vesting in 36 successive equal monthly installments.
(3)	Represents health insurance benefits (or for Mr. Maier, cash payments in lieu of health insurance benefits), life, and disability insurance.
(4)	Represents a restricted stock unit award for 37,500 shares of common stock granted to Dr. Hixson at a fair market value of $6.95 per share on the date of grant. In February 2012, the independent members of our Board of Directors determined that an aggregate of 14/15ths of the award had vested and that 1/15th of the award expired, unvested.
(5)	Represents a restricted stock unit award for 43,750 shares of common stock granted to Mr. Welch at a fair market value of $4.72 per share on the date of grant.
(6)	Represents a restricted stock unit award for 22,083 shares of common stock granted to Mr. Welch at a fair market value of $6.78 per share on the date of grant and a restricted stock unit award for 4,375 shares of common stock granted to Mr. Welch at a fair market value of $6.78 per share on the date of grant. In February 2012, the Compensation Committee determined that an aggregate of 14/15ths of the award covering 4,375 shares had vested and that 1/15th of that award expired, unvested.
(7)	Includes relocation compensation of $145,940 paid in 2011 in accordance with Mr. Welch’s employment agreement and $1,381 for health, life and disability insurance.
(8)	Represents a restricted stock unit award for 3,333 shares of common stock granted to Mr. Maier at a fair market value of $6.78 per share on the date of grant. In February 2012, the Compensation Committee determined that an aggregate of 14/15ths of the award had vested and that 1/15th of the award expired, unvested.
(9)	Represents restricted stock unit awards for 25,000 shares of common stock granted to Mr. Maier at a fair market value of $5.92 per share on the date of grant.
(10)	Represents a restricted stock unit award for 15,000 shares of common stock granted to Dr. Lindsay at a fair market value of $6.78 per share on the date of grant. In February 2012, the Compensation Committee determined that an aggregate of 14/15ths of the award had vested and that 1/15th of the award expired, unvested.
(11)	Represents a restricted stock unit award for 37,500 shares of common stock granted to Dr. van den Boom at a fair market value of $4.72 per share on the date of grant.
(12)	Represents a restricted stock unit award for 6,666 shares of common stock granted to Dr. van den Boom at a fair market value of $6.78 per share on the date of grant. In February 2012, the Compensation Committee determined that an aggregate of 14/15ths of the award had vested and that 1/15th of the award expired, unvested.
(13)	In addition to Dr. van den Boom’s 2010 annual bonus payment of $70,703, this amount includes a performance goal bonus payment made to Dr. van den Boom in August 2010 based on trisomy 21 test development milestones achieved by Dr. van den Boom during the first half of 2010.

EMPLOYMENT AGREEMENTS

We have entered into an employment agreement with Dr. Hixson and extended employment offer letters to Messrs. Maier and Welch and Drs. Lindsay and van den Boom. These arrangements set forth the initial terms of employment for each of these individuals, including their initial base salary, target annual bonus, equity award recommendation, and participation in our health and welfare benefit plans. In addition, these arrangements stipulate that each individual is eligible for certain payments and benefits under our Change in Control Severance Benefit Plan. These post-employment compensation arrangements are discussed in more detail in the “Potential Payments Upon Termination or Change in Control” section below.

The material terms and conditions of the employment arrangements of the NEOs are as follows.

Dr. Hixson

On March 13, 2010, we entered into an employment agreement with Dr. Hixson that formalized his employment as our Chief Executive Officer on an “at-will” basis commencing September 28, 2009. This agreement set forth the initial terms and conditions of his employment, including base salary, target annual bonus, standard employee health and welfare benefit plan participation, and a recommendation for an additional stock option grant. These compensation arrangements were subject to future adjustment in the discretion of the Compensation Committee based on an evaluation of corporate and individual performance, as well as other significant factors, including the competitive market environment and our incentive and retention objectives. This employment agreement was subject to reaffirmation of the standard proprietary information and invention agreement that he had previously executed and agreement to abide by non-competition and non-solicitation covenants.

This agreement also set forth his eligibility for certain payments and benefits in the event of a termination of employment, including a termination of employment in connection with a change in control of the Company, as a Tier I participant in our Change in Control Severance Benefit Plan.

Messrs. Welch and Maier; Drs. Lindsay and van den Boom

In connection with their initial employment with us, we have entered into employment offer letters with each of Messrs. Welch and Maier and Drs. Lindsay and van den Boom. Each of these offer letters provides for “at-will” employment and sets forth the initial terms and conditions of employment of each individual, including his base salary, target annual bonus, standard employee health and welfare benefit plan participation, and a recommendation for an equity award. These compensation arrangements were subject to future adjustment in the discretion of the Compensation Committee based on an evaluation of corporate and individual performance, as well as other significant factors, including the competitive market environment and our incentive and retention objectives. In addition, these offer letters provided that each individual would be eligible for certain payments and benefits in the event of a termination of employment, including a termination of employment in connection with a change in control of the Company, under our Change in Control Severance Benefit Plan. Further, these employment offers were subject to execution of our standard proprietary information and invention agreement.

POST-EMPLOYMENT PAYMENTS

Payments Not Related to a Change in Control

Dr. Hixson. If Dr. Hixson’s employment is terminated either by us or by him upon giving four weeks advanced notice, he is eligible to receive continued Company paid health insurance premiums for 90 days from the termination date and a pro-rated portion of any target bonus determined to be appropriate after completion of the entire target bonus year.

None of our other NEOs are eligible to receive any payments or benefits upon a termination of employment that is not related to a change in control of the Company. In addition, none of our NEOs are eligible to receive any payments or benefits if their employment is terminated for cause or as the result of retirement, death or disability.

Payments Related to a Change in Control

We currently provide post-employment payments and benefits to our NEOs in certain limited circumstances pursuant to our Change in Control Plan. Our Change in Control Plan provides payments and benefits to designated executive officers following a termination of employment in connection with a change in control of the Company. None of our NEOs are eligible to receive additional payments or benefits under their employment or letter agreements.

Our Change in Control Plan provides that following a covered termination of employment (as defined in the Change in Control Plan as a termination of employment by the Company without cause or a voluntary resignation of employment for good reason, either of which occurring within the one-month period preceding the date of a change in control or the 11-month period following a change in control), participants continue to receive, for a specified period based on each participant’s assigned category of benefit or tier, salary continuation benefits, bonus payments, vesting acceleration of outstanding equity awards and health insurance and other benefits. Each participant is assigned by the Compensation Committee to one of three tiers.

We are not obligated under our Change in Control Plan or pursuant to any employment agreement to provide any tax gross-up payments intended to offset the cost of excise taxes that may be imposed if any payment provided to an NEO is considered a “parachute payment” for purposes of Sections 280G and 4999 of the Code. Under the Change in Control Plan, the total of any payments that would be considered “parachute payments” for purposes of Sections 280G and 4999 of the Code and subject to excise tax under Section 4999 of the Code are limited to the amount that would result in no excise tax being imposed (or, if greater, an amount in which the participant receives a net after-tax payment if the excise tax is assessed), a provision known as a “best-after-tax” arrangement.

Tier I. Only Dr. Hixson has been assigned to Tier I. As a Tier I participant, Dr. Hixson is eligible to receive salary continuation payments in an amount equal to his base salary payable for 24 months following termination of employment, subject to a reduction during the last six months of such period for any salary he receives from other full-time employment during the 24 months following termination of employment. Dr. Hixson is also eligible to receive a single lump-sum payment equal to 1.5 times his target bonus amount, and all unvested equity awards held by him will vest immediately upon termination of employment. We will also pay premiums for continuation of health plan coverage for 18 months following termination of employment.

Tier II. Mr. Welch, Mr. Maier, Dr. Lindsay and Dr. van den Boom have been assigned to Tier II. Participants who have been assigned to Tier II are eligible to receive salary continuation payments in an amount equal to the participant’s base salary payable for 12 months following termination of employment. Tier II participants are eligible to receive a single lump-sum payment equal to such participant’s target bonus amount and all of the participant’s equity awards that use time-based vesting will immediately vest as to all remaining vesting installments upon termination of employment. We will also pay premiums for continuation of health plan coverage for 12 months following termination of employment.

Tier III. Participants who have been assigned to Tier III are eligible to receive salary continuation payments in an amount equal to the participant’s base salary payable for 12 months following termination of employment. Tier III participants are eligible to have all equity awards that use time-based vesting immediately vest as to the next 24 months of vesting installments upon termination of employment. We will also pay premiums for continuation of health plan coverage for 12 months following termination of employment.

Potential Post-Employment Payments and Benefits

The following table below sets forth the potential payments and benefits that would be received by the NEOs upon a termination of employment, including a termination of employment in connection with a change in control of the Company, assuming that the termination of employment occurred on December 31, 2012.

The value of the equity awards reported below represents the intrinsic value of the outstanding and unvested equity awards as of December 31, 2012 that would become vested as a result of such triggering event. The market value of the Company’s common stock used for such calculations was the closing price of the common stock on December 31, 2012 of $4.71 per share

Name	Upon termination without Cause ($)	Upon Termination under Specified Circumstance Following a Change in Control
		Salary and Benefit Continuation Value ($)	Equity Acceleration Value ($)	Total Value ($)
Harry F. Hixson, Jr. Chief Executive Officer	305,373(1)	1,482,235	883,125	2,365,360

William Welch President, Chief Operating Officer	none	621,490	206,063	827,553

Paul V. Maier Chief Financial Officer	none	478,145	—	478,145

Ronald M. Lindsay Executive Vice President, Strategic Planning	none	490,743	31,688	522,431

Dirk van den Boom Executive Vice President, R & D, and Chief Technology Officer	none	569,642	180,781	750,423

(1)	This amount represents $5,373, which is the estimated value of 90 days of health insurance premiums plus $300,000, which is Dr. Hixson’s full target bonus amount based on a target level of 60% of his 2012 base salary of $500,000. As described above, the actual bonus amount would be the pro-rated portion of any target bonus determined to be appropriate after completion of the entire target bonus year.

2012 GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding the grants of plan-based awards to the NEOs made during the fiscal year ended December 31, 2012.

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Option Awards; Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)(2)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Harry F. Hixson, Jr. Chief Executive Officer	2/7/2012	—	300,000	—	—	—		—	—		—	—
	2/7/2012	—	—	—	—	—		—	16,750	(4)	4.92	64,881	(7)
	2/7/2012	—	—	—	—	—		—	385,250	(5)	4.92	1,492,266	(7)

William Welch President, Chief Operating Officer	2/7/2012	—	141,312	—	—	—		—	—		—	—
	2/7/2012	—	—	—	—	—		—	87,967	(4)	4.92	340,740	(7)
	2/7/2012	—	—	—	—	—		—	72,033	(5)	4.92	279,020	(7)
	12/10/2012	—	—	—	—	—		—	14,236	(4)	4.72	52,662	(9)
	12/10/2012	—	—	—	—	—		—	73,264	(5)	4.72	271,018	(9)
	12/10/2012	—	—	—	—	43,750	(6)	—	—		4.72	206,500

Paul V. Maier. Chief Financial Officer	2/7/2012	—	136,269	—	—	—		—	—		—	—
	2/7/2012	—	—	—	—	—		—	22,362	(4)	4.92	86,619	(7)
	2/7/2012	—	—	—	—	—		—	111,638	(5)	4.92	432,430	(7)

Ronald M. Lindsay Executive Vice President, Strategic Planning	2/7/2012	—	138,000	—	—	—		—	—		—	—
	2/7/2012	—	—	—	—	—		—	31,561	(4)	4.92	122,252	(7)
	2/7/2012	—	—	—	—	—		—	68,439	(5)	4.92	265,098	(7)
	3/28/2012	—	—	—	—	—		—	3,125	(4)	3.93	9,669	(8)
	3/28/2012	—	—	—	—	—		—	46,875	(5)	3.93	145,036	(8)

Dirk van den Boom Executive Vice President, R & D, and Chief Technology Officer	2/7/2012	—	131,250	—	—	—		—	—		—	—
	2/7/2012	—	—	—	—	—		—	20,946	(4)	4.92	81,134	(7)
	2/7/2012	—	—	—	—	—		—	79,054	(5)	4.92	306,216	(7)
	12/10/2012	—	—	—	—	—		—	16,842	(4)	4.72	62,302	(9)
	12/10/2012	—	—	—	—	—		—	58,158	(5)	4.72	215,138	(9)
	12/10/2012	—	—	—	—	37,500	(6)	—	—		4.72	177,000

(1)	This column reflects the date that our Board of Directors or the Compensation Committee, as applicable, approved the award.
(2)	A potential cash payout target award value would be received in the first or second quarter of 2013 following an annual performance period commencing January 1, 2012 and ending December 31, 2012.
(3)	Represents the full grant date fair value of stock and option awards calculated in accordance with FASB ASC Topic 718.
(4)	Incentive stock option granted under the 2006 Equity Incentive Plan.
(5)	Non-qualified stock option granted under the 2006 Equity Incentive Plan.
(6)	Restricted stock unit awards granted under the 2006 Equity Incentive Plan.
(7)	The grant date fair value of the option to purchase shares of the Company’s common stock granted on February 7, 2012 to Drs. Hixson, Lindsay, van den Boom, and Messrs. Maier and Welch were calculated using a Black-Scholes option pricing model based on the following assumptions: an expected volatility of 94.4%; an expected term to exercise of 6.6 years from the date of grant; a risk-free interest rate of 1.81%; and a dividend yield of 0%.
(8)	The grant date fair value of the option awards granted on March 28, 2012 to Dr. Lindsay were determined using the Black-Scholes option pricing model based on the following assumptions: an expected volatility of 94.4%; an expected term to exercise of 6.6 years from the date of grant; a risk-free interest rate of 1.81%; and a dividend yield of 0%.
(9)	The grant date fair value of the option awards granted on December 10, 2012 to Dr. van den Boom and Mr. Welch were determined using the Black-Scholes option pricing model based on the following assumptions: an expected volatility of 94.6%; an expected term to exercise of 6.6 years from the date of grant; a risk-free interest rate of 1.22%; and a dividend yield of 0%.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth certain information regarding outstanding equity awards held by the NEOs at the end of the fiscal year ended December 31, 2012.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)		Number of Securities Underlying Unexercised Options— Unexercisable (#)		Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Harry F. Hixson, Jr. Chief Executive Officer	—		16,750	(20)	4.92	2/7/2022	187,500	(5)	883,125
	83,750	(21)	301,500	(21)	4.92	2/7/2022
	14,925	(18)	44,775	(18)	6.70	2/14/2021
	154,658	(19)	155,642	(19)	6.70	2/14/2021
	59,520	(6)	—		6.96	10/4/2020
	58,996	(4)	—		3.39	10/21/2019
	128,504	(3)	—		3.39	10/21/2019
	29,498	(2)	—		3.39	10/21/2019
	158,002	(1)	—		3.39	10/21/2019
	20,000	(7)	—		3.42	5/12/2019
	20,000	(7)	—		7.69	5/30/2018
	20,000	(7)	—		4.58	6/22/2017
	50,000	(7)	—		1.87	6/6/2016
	5,000	(7)	—		3.48	6/17/2015
	5,000	(7)	—		5.22	5/14/2014
	5,000	(7)	—		6.15	1/10/2013
William Welch President, Chief Operating Officer	—		14,236	(11)	4.72	12/10/2022	43,750	(24)	206,063
	—		73,264	(12)	4.72	12/10/2022	22,083	(25)	104,011
	20,325	(20)	67,642	(20)	4.92	2/7/2022
	13,008	(21)	59,025	(21)	4.92	2/7/2022
	71,875	(8)	78,125	(8)	7.70	1/7/2021
Paul V. Maier Chief Financial Officer	—		22,362	(20)	4.92	2/7/2022	16,667	(5)	78,502
	27,917	(21)	83,721	(21)	4.92	2/7/2022
	27,946	(18)	32,454	(18)	6.70	2/14/2021
	700	(19)	1,400	(19)	6.70	2/14/2021
Ronald M. Lindsay Executive Vice President, Strategic Planning	—		3,125	(22)	3.93	3/28/2022	75,000	(5)	353,250
	9,375	(23)	37,500	(23)	3.93	3/28/2022
	3,302	(20)	28,259	(20)	4.92	2/7/2022
	17,531	(21)	50,908	(21)	4.92	2/7/2022
	12,500	(18)	27,083	(18)	6.70	2/14/2021
	10,417	(19)	—		6.70	2/14/2021
	47,616	(6)	—		6.96	10/4/2020
	16,891	(14)	—		5.92	8/3/2020
	58,109	(13)	—		5.92	8/3/2020
	60,000	(15)	—		5.92	8/3/2020
	15,000	(15)	—		5.92	8/3/2020
	58,996	(4)	—		3.39	10/21/2019
	91,004	(3)	—		3.39	10/21/2019
	20,000	(7)	—		3.42	5/12/2019
	20,000	(7)	—		7.69	5/30/2018
	20,000	(7)	—		4.58	6/22/2017
	40,000	(7)	—		1.87	6/6/2016
	5,000	(7)	—		3.48	6/17/2015
	5,000	(7)	—		5.22	5/14/2014
	5,000	(7)	—		8.22	5/30/2013

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable (#)		Number of Securities Underlying Unexercised Options— Unexercisable (#)		Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Dirk van den Boom Executive Vice President, R & D, and Chief Technology Officer	—		16,842	(11)	4.72	12/10/2022	37,500	(24)	176,625
	—		58,158	(12)	4.72	12/10/2022	33,334	(5)	157,003
	—		20,946	(20)	4.92	2/7/2022
	20,833	(21)	58,221	(21)	4.92	2/7/2022
	—		6,484	(18)	6.70	2/14/2021
	28,646	(19)	27,370	(19)	6.70	2/14/2021
	—		26,634	(10)	5.92	8/3/2020
	43,750	(9)	4,616	(9)	5.92	8/3/2020
	5	(16)	3,125	(16)	3.38	10/20/2019
	26,870	(17)	—		3.38	10/20/2019
	1,375	(10)	229	(10)	25.15	1/16/2019
	9,396	(9)	—		25.15	1/16/2019
	12,082	(10)	—		14.07	12/1/2018
	7,918	(9)	—		14.07	12/1/2018
	13,000	(10)	—		8.66	2/12/2018
	6,150	(10)	—		4.93	7/10/2017
	16,500	(10)	—		4.93	7/10/2017
	5,380	(10)	—		2.34	4/10/2016
	375	(10)	—		3.09	4/1/2015
	1,666	(10)	—		7.92	4/16/2014
	2,666	(10)	—		5.40	4/4/2013

(1)	Non-qualified options granted on October 21, 2009 that vested in 12 equal monthly installments commencing September 28, 2010.
(2)	Incentive stock options granted on October 21, 2009 that vested in 12 monthly installments commencing September 28, 2010.
(3)	Non-qualified options granted on October 21, 2009 that vested in 12 equal monthly installments commencing September 28, 2009.
(4)	Incentive stock options granted on October 21, 2009 that vested in 12 monthly installments commencing September 28, 2009.
(5)	Performance based restricted common stock unit grants on December 17, 2009, which shall vest upon the achievement of certain levels of diagnostics revenues.
(6)	Non-qualified option grant on October 4, 2010, which was fully-vested upon grant.
(7)	Non-qualified option grant for services as a member of our Board of Directors.
(8)	New hire grant, vesting over 4 years with 1/4 vesting 12 months after the grant date, then equal monthly installments thereafter.
(9)	Non-qualified options vesting monthly over 4 years from the grant date.
(10)	Incentive stock options vesting monthly over 4 years from the grant date.
(11)	Incentive options granted December 10, 2012 vesting over 4 years with 1/4 vesting 12 months after the grant date, then equal monthly installments thereafter.
(12)	Non-qualified options granted December 10, 2012 vesting over 4 years with 1/4 vesting 12 months after the grant date, then equal monthly installments thereafter.
(13)	Non-qualified options granted on August 3, 2010 that vested in 4 equal quarterly installments commencing January 1, 2011.
(14)	Incentive stock options granted on August 3, 2010 that vested in 4 equal quarterly installments commencing January 1, 2011.
(15)	Performance based non-qualified option grant on August 3, 2010, which vested upon commercial launch of certain diagnostic tests.
(16)	Incentive options, vesting over 4 years with 1/4 vesting May 1, 2010, then in equal monthly installments thereafter.
(17)	Non-qualified options, vesting over 4 years with 1/4 vesting May 1, 2010, then in equal monthly installments thereafter.
(18)	Incentive options granted February 14, 2011 vesting monthly over 4 years from the grant date. Vesting for Dr. Lindsay only so long as he provides continuous service (as defined in the 2006 Equity Incentive Plan) to the Company.
(19)	Non-qualified options granted February 14, 2011 vesting monthly over 4 years from the grant date. Vesting for Dr. Lindsay only so long as he provides continuous service (as defined in the 2006 Equity Incentive Plan) to the Company.
(20)	Incentive options granted February 7, 2012 vesting monthly over 4 years from the grant date. Vesting for Dr. Hixson only so long as he provides continuous service (as defined in the 2006 Equity Incentive Plan) to the Company. In December 2012, the Board of Directors approved the retroactive amendment of Dr. Hixson’s February 7, 2012 stock option grant to add a performance measure as a precondition to exercisability which is applicable to 50% of the shares subject to the options.
(21)	Non-qualified options granted February 7, 2012 vesting monthly over 4 years from the grant date. Vesting for Dr. Hixson only so long as he provides continuous service (as defined in the 2006 Equity Incentive Plan) to the Company. In December 2012, the Board of Directors approved the retroactive amendment of Dr. Hixson’s February 7, 2012 stock option grant to add a performance measure as a precondition to exercisability which is applicable to 50% of the shares subject to the options.
(22)	Incentive options granted March 28, 2012 vesting monthly over 4 years from the grant date only so long as Dr. Lindsay provides continuous service (as defined in the 2006 Equity Incentive Plan) to the Company.
(23)	Non-qualified options granted March 28, 2012 vesting monthly over 4 years from the grant date only so long as Dr. Lindsay provides continuous service (as defined in the 2006 Equity Incentive Plan) to the Company.
(24)	Restricted common stock unit grants on December 10, 2012, with 1/4 vesting yearly over four years.
(25)	Performance based restricted common stock unit grant on January 25, 2011, which shall vest upon the achievement of specified milestones or in accordance with the special change in control vesting provisions approved by the Compensation Committee in January 2010.

2012 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth certain information regarding the exercise of options to purchase shares of the Company’s common stock and the vesting of stock awards for the NEOs for the fiscal year ended December 31, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Harry F. Hixson, Jr. Chief Executive Officer	—	—	22,501	(1)	110,705

William Welch President, Chief Operating Officer	—	—	2,626	(2)	12,920

Paul V. Maier Chief Financial Officer	—	—	2,001	(2)	9,845

Ronald M. Lindsay Executive Vice President, Strategic Planning	—	—	9,001	(2)	44,285

Dirk van den Boom Executive Vice President, R & D, and Chief Technology Officer	—	—	4,001	(2)	19,685

(1)	Represents the vesting of performance-based restricted stock unit grants on February 7, 2011, which vested upon the achievement of specified levels of diagnostic revenues and submission of a certain validation study for publication.
(2)	Represents the vesting of performance-based restricted stock unit grants on January 25, 2011, which vested upon the achievement of specified levels of diagnostic revenues and submission of a certain validation study for publication.

OPTION REPRICINGS

We did not engaged in any option repricings or other modifications to any of our outstanding equity awards during the fiscal year ended December 31, 2012.

PENSION BENEFITS

We do not have or sponsor any defined benefit or other actuarial plans.

NON-QUALIFIED DEFERRED COMPENSATION

None of our named executive officers participate in any nonqualified defined contribution or other deferred compensation plans.

BOARD OF DIRECTOR COMPENSATION

We currently provide compensation to our non-employee directors for their service on our Board of Directors and on the committees of our Board of Directors through cash retainers and equity awards in the form of options to purchase shares of the Company’s common stock. Our non-employee directors may elect, in December of each calendar year, to have a portion or all of their retainers for the following calendar year paid in cash, restricted stock awards, restricted stock unit awards, or stock options. The number of shares of common stock subject to a restricted stock award or restricted stock unit award is equal to the amount of cash that would have been received but for the election, divided by the average daily closing market price of the common stock for the month of November. The number of shares of common stock subject to a stock option award is equal to the dollar equivalent value of a stock option as calculated using a Black-Scholes option-pricing model, divided into the amount of cash that would have been received but for the election. The exercise price of the stock option is equal to the fair market value of our common stock on the date of grant. The restricted stock awards, restricted stock unit awards, and stock options are granted on the first trading day of January and vest quarterly over the calendar year subject to continued service as a non-employee director on the applicable vesting dates.

The following table sets forth in summary form information concerning the compensation that we paid during the fiscal year ended December 31, 2012 to each of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Restricted Stock Awards ($)(1)	Total ($)
Ernst-Guenter Afting(2)	16,000	91,369	—	107,369
Kenneth Buechler(2)	17,500	92,373	—	109,873
John A. Fazio	57,000	58,228	—	115,228
Myla Lai-Goldman(3)	12,775	118,088	—	130,863
Richard A. Lerner(2)	18,500	58,228	26,599	103,327
David Pendarvis(2)	22,000	58,228	36,171	116,399
Charles P. Slacik(2)	14,500	83,334	—	97,834

(1)	Represents the full grant date fair value of option and restricted stock awards for awards granted during 2012 calculated in accordance with FASB ASC Topic 718.
(2)	Dr. Lerner and Mr. Pendarvis elected to receive 100% of their Board of Directors retainers for 2012 in the form of restricted shares of common stock, while Dr. Afting, Dr. Buechler and Mr. Slacik elected to receive 100% of their Board of Directors retainers for 2012 paid in stock options. The option awards and restricted stock awards vested in four quarterly installments on the last day of each quarter of the fiscal year, subject to continued service as a member of the Board of Directors on the applicable vesting dates. Drs. Afting, Buechler and Lerner, and Messrs. Pendarvis and Slacik also received cash fees for their attendance at special board and committee meeting prior to June 2012. In addition, when the Board of Directors increased the annual retainers in June 2012, as more fully described below, all increases to the annual retainers were paid in cash regardless of whether the directors had previously elected to receive their annual retainers in the form of option awards or restricted stock awards.
(3)	Dr. Lai-Goldman joined the Board of Directors in September 2012.

The aggregate number of shares of the Company’s common stock subject to outstanding options held by each non-employee director as of December 31, 2012 was as follows: Dr. Afting 140,683 shares; Dr. Buechler 124,343 shares; Mr. Fazio 153,261 shares; Dr. Lai-Goldman 40,000 shares; Dr. Lerner 181,036 shares; Mr. Pendarvis 100,000; and Mr. Slacik 67,102 shares.

Stock Ownership Guidelines

As described above under “Compensation Policies – Stock Ownership Guidelines,” in December 2012, our Board of Directors adopted the Ownership Guidelines, which applies to our Chief Executive Officer and each of our non-employee directors. The Ownership Guidelines provides that our non-employee directors must directly own shares of the Company’s common stock having a value equal to at least three times the amount of their annual cash retainer, which value is to be determined by multiplying the number of shares owned by the closing market price of the shares on the date that is five years from the later of the effective date of the Ownership Guidelines or the date that he or she becomes a director, measured as of the last day of the applicable fiscal year. Each non-employee director has a period of five years to comply with this requirement, measured from the later of the date of adoption of the Ownership Guidelines or the date such individual becomes a non-employee director. The Ownership Guidelines also provides that, until such time as a non-employee director satisfies this requirement, he or she (i) must hold all shares of common stock received in lieu of cash compensation and 50% of the net shares of common stock received from equity awards and (ii) will receive at least 25% of his or her annual retainer in shares of the Company’s common stock.

Cash Payments for Board of Directors and Committee Service

The Nominating and Corporate Governance Committee oversaw the compensation of our non-employee directors for 2012. Prior to June 2012, annual retainers were distributed as follows:

Type of payment	Amount
Annual retainer for all Directors	$25,000
Additional annual retainer for the Chairman of the Board	$20,000
Additional annual retainer for the Chairman of the Audit Committee	$17,000
Additional annual retainer for Audit Committee Members (non-Chair)	$0
Additional annual retainer for the Chairman of the Compensation Committee	$9,000
Additional annual retainer for Compensation Committee Members (non-Chair)	$0
Additional annual retainer for the Chairman of the Nominating and Corporate Governance Committee	$8,000
Additional annual retainer for Nominating and Corporate Governance Committee Members (non-Chair)	$0
Additional annual retainer for the Chairman of the Science Committee	$9,000
Additional annual retainer for Science Committee Members (non-Chair)	$0

Prior to June 2012, in addition to annual retainers, directors collected fees for each special board and committee meeting that they attended beyond the regularly scheduled meetings. The “per meeting fee compensation” was $1,500 for each in-person special board meeting, $1,000 for each telephonic special board meeting, and $1,000 for each in-person or telephonic special committee meeting.

In June 2012, our Board of Directors increased the annual retainers to the levels set forth below and abandoned “per meeting fee compensation.”

Type of payment	Amount
Annual retainer for all Directors	$40,000
Additional annual retainer for the Chairman of the Board	$20,000
Additional annual retainer for the Chairman of the Audit Committee	$20,000
Additional annual retainer for Audit Committee Members (non-Chair)	$6,000
Additional annual retainer for the Chairman of the Compensation Committee	$14,000
Additional annual retainer for Compensation Committee Members (non-Chair)	$4,000
Additional annual retainer for the Chairman of the Nominating and Corporate Governance Committee	$9,000
Additional annual retainer for Nominating and Corporate Governance Committee Members (non-Chair)	$2,000
Additional annual retainer for the Chairman of the Science Committee	$9,000
Additional annual retainer for Science Committee Members (non-Chair)	$2,000

Our non-employee directors are also eligible to be reimbursed for their expenses incurred in connection with attendance of our Board of Directors and committee meetings.

Equity Awards

In June 2012, in connection with their re-election to our Board of Directors, our existing non-employee directors each received an option to purchase 20,000 shares of the Company’s common stock. These options vest upon the earlier of the first anniversary of the grant date or the date of the next Annual Meeting of Stockholders, they have a ten year term, and they are exercisable for a period of three years following cessation of service as a member of our Board of Directors (subject to the option term).

In connection with joining our Board of Directors in September 2012, Dr. Lai-Goldman received an option to purchase 40,000 shares of the Company’s common stock. This option vests upon the earlier of the first anniversary of the grant date or the date of the next Annual Meeting of Stockholders, has a ten year term, and is exercisable for a period of three years following cessation of service as a member of our Board of Directors (subject to the option term).

The following table sets forth the number of shares of the Company’s common stock subject to the option awards and restricted stock awards granted to our non-employee directors in 2012:

Name	Stock Options	Restricted Stock
Ernst-Guenter Afting	29,375	—
Kenneth F. Buechler	29,659	—
John A. Fazio	20,000	—
Myla Lai-Goldman	40,000	—
Richard A. Lerner	20,000	5,924
David Pendarvis	20,000	8,056
Charles P. Slacik	27,102	—

CERTAIN TRANSACTIONS

Our Audit Committee is responsible for reviewing and approving or ratifying related-persons transactions. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under our Audit Committee Charter, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee for consideration and approval or ratification. Our Audit Committee will generally review the material facts with respect to any such transaction, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee may take into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director would recuse himself from the deliberations and approval. Generally, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee would look at, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

We have entered into employment agreements with certain of our officers. Please see “Employment Contracts” and “Post-Employment Payments” sections under “Executive Compensation” above.

Dr. Cantor is our Chief Scientific Officer and was a member of our Board of Directors until June 2010 and was previously the chair and professor of the departments of biomedical engineering and pharmacology, and Director of the Center for Advanced Biotechnology at Boston University. Since 2012, Dr. Cantor has been a professor emeritus at Boston University. We recorded product revenue for MassARRAY hardware and consumables, purchased by Boston University, totaling $24,000, $34,000 and $17,000 in the years ended December 31, 2012, 2011, and 2010, respectively. We have agreements with Boston University, in which Dr. Cantor participates, pursuant to which we paid $254,000, $204,000 and $214,000 in the years ended December 31, 2012, 2011, and 2010, respectively.

Dr. Cantor is adjunct professor in the department of bioengineering at UCSD and Dr. Bombard, our Chief Medical Officer, is a clinical professor in the department of reproductive medicine at UCSD. We recorded product revenue for MassARRAY hardware and consumables, purchased by UCSD, totaling $77,000, $4,000 and $187,000 in the years ended December 31, 2012, 2011 and 2010, respectively.

Dr. Lerner is a member of our Board of Directors, was President of Scripps Research Institute and is now Institute Professor. Dr. Cantor is adjunct professor in the department of molecular biology at Scripps Research Institute. For the years ended December 31, 2012, 2011, and 2010, we have recorded product revenue for MassARRAY hardware and consumables, purchased by Scripps, totaling approximately $47,000, $42,000 and $86,000, respectively. We have agreements with Scripps that we paid $13,000, $0 and $1,500 in the years ended December 31, 2012, 2011 and 2010, respectively.

Dr. Bombard is clinical professor, obstetrics and gynecology, Albert Einstein College of Medicine. For the years ended December 31, 2012, 2011, and 2010, we have recorded product revenue for MassARRAY hardware and consumables purchased by the Albert Einstein College of Medicine totaling approximately $90,000, $98,000 and $89,000.

We have entered into indemnity agreements with our officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of ours, and otherwise to the full extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Sequenom stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker, bank or other agent, and direct a written request to Investor Relations, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 or contact us at (858) 202-9000. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

AVAILABLE INFORMATION

A copy of the Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2012 is available without charge upon written request to: Finance Department, Sequenom, Inc., 3595 John Hopkins Court, San Diego, California 92121 or by telephone at (858) 202-9000.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Harry F. Hixson, Jr.

Chairman of the Board of Directors and Chief Executive Officer

April 26, 2013

APPENDIX A

Sequenom, Inc.

2006 Equity Incentive Plan

Approved By Board: April 10, 2006

Approved By Stockholders: May 31, 2006

Amended By Stockholders: May 29, 2008

Amended By Stockholders: June 14, 2010

Amended By Stockholders: June 15, 2011

Amended By Stockholders: June 11, 2012

[Amended By Stockholders: June 11, 2013]

Termination Date: April 14, 2021

(Adjusted to Reflect 1-for-3 reverse stock split effected June 1, 2006)

1. GENERAL.

(a) Successor to Prior Plan. This Plan was adopted by the Board on the Adoption Date to be effective as provided in Section 11 on the Effective Date. The Plan is intended as the successor to the Sequenom, Inc. 1999 Stock Incentive Plan (the “Prior Plan”). Following the Effective Date of this Plan, no additional stock awards shall be granted under the Prior Plan. Any shares remaining available for issuance pursuant to the exercise of options or settlement of stock awards under the Prior Plan shall be added to the share reserve of this Plan and available for issuance pursuant to Stock Awards granted hereunder. All outstanding stock awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan, except that the Board may elect to extend one or more of the features of the Plan to stock awards granted under the Prior Plan. Any shares subject to outstanding stock awards granted under the Prior Plan that expire or terminate for any reason prior to exercise or settlement shall be added to the share reserve of this Plan and become available for issuance pursuant to Stock Awards granted hereunder. All Stock Awards granted subsequent to the Effective Date of this Plan shall be subject to the terms of this Plan.

(b) Eligible Award Recipients. The persons eligible to receive Awards are Employees, Directors and Consultants.

(c) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d) General Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2. ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which a Stock Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under 409A of the Code and/or to bring the Plan or Stock Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (i) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (ii) Section 422 of the Code regarding Incentive Stock Options or (iii) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards or stock awards granted under the Prior Plan, including, but not limited to, amendments to provide terms more favorable than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, the rights under any Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Code Section 409A and the related guidance thereunder.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee of Directors who need not be Outside Directors the authority to grant Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (II) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (B) delegate to a Committee of Directors who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Delegation to an Officer. The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options (and, to the extent permitted by applicable law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 2(d), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 13(v)(ii) below.

(e) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(f) Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee shall have the authority to: (i) reduce the exercise price of any outstanding Options or Stock Appreciation Rights under the Plan, or (ii) cancel any outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value of the Common Stock in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

3. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to the provisions of Section 9 relating to adjustments upon changes in stock, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards after the Effective Date shall not exceed, in the aggregate, the sum of (i) twenty-one million (21,000,000) shares, plus (ii) the number of shares remaining available for issuance under the Prior Plan as of the Effective Date, plus (iii) the number of shares added to the reserve pursuant to subsection 3(b) (the “Share Reserve”). For clarity, the limitation in this subsection 3(a) is a limitation in the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this subsection 3(a) does not limit the granting of Stock Awards except as provided in subsection 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASD Rule 4350(i)(1)(A)(iii) or, if applicable, NYSE Listed Company Manual Section 303A.08, or AMEX

Company Guide Section 711 and such issuance shall not reduce the number of shares available for issuance under the Plan.

Furthermore, if a Stock Award (i) expires or otherwise terminates without having been exercised in full or (ii) is settled in cash (i.e., the holder of the Stock Award receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of the Common Stock that may be issued pursuant to the Plan.

(b) Additions to the Share Reserve. The Share Reserve under the Plan also shall be increased from time to time by a number of shares equal to the number of shares of Common Stock that (i) are issuable pursuant to options or stock awards outstanding under the Prior Plan as of the Effective Date and (ii) but for this provision, would otherwise have reverted to, or remained available for future issuance under, the share reserve of the Prior Plan pursuant to the provisions thereof.

(c) Reversion of Shares to the Share Reserve. If any shares of common stock issued pursuant to a Stock Award (including the stock awards transferred from the Prior Plan on the Effective Date of this Plan) are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to subsection 8(g) or as consideration for the exercise of an Option shall again become available for issuance under the Plan. Notwithstanding the provisions of this subsection 3(c), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options.

(d) Incentive Stock Option Limit. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted after the Effective Date shall be the number of shares of Common Stock in the Share Reserve.

(e) Section 162(m) Limitation on Annual Grants. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than one million six hundred sixty-six thousand, six hundred and sixty-six (1,666,666) shares of Common Stock.

(f) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the market or otherwise.

4. ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a parent corporation or subsidiary corporation (as such terms are defined in Code Sections 424(e) and (f)). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Consultants. A Consultant shall be eligible for the grant of a Stock Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is a natural person, or because of any other rule governing the use of Form S-8.

5. OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 424(a) of the Code (whether or not such options are Incentive Stock Options).

(c) Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 5(c) are:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares are used to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board.

(d) Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner consistent with applicable tax and securities laws upon the Optionholder’s request.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that an Incentive Stock Option may be deemed to be a Nonqualified Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

(e) Vesting Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f) Termination of Continuous Service. Except as otherwise provided in the applicable Option Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g) Extension of Termination Date. An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the applicable period of time after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(h) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option

Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (i) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j) Non-Exempt Employees. No Option granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

6. PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical, provided, however, that each Restricted Stock Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) past or future services actually or to be rendered to the Company or an Affiliate, or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common

Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Restricted Stock Unit Award will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award. For example, such restrictions may include, without limitation, a requirement that any Common Stock that is to be issued in a year following the year in which the Restricted Stock Unit Award vests must be issued in accordance with a fixed pre-determined schedule.

(c) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall include (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Term. No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii) Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii) Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right.

(iv) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi) Payment. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

(d) Performance Awards.

(i) Performance Stock Awards. A Performance Stock Award is a Stock Award that may be granted, may vest, or may be exercised based upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum number of shares that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(d)(i) shall not exceed one million six hundred sixty-six thousand, six hundred sixty-six (1,666,666) shares of Common Stock. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii) Performance Cash Awards. A Performance Cash Award is a cash award that may be granted upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. The maximum value that may be granted to any Participant in a calendar year attributable to cash awards described in this Section 6(d)(ii) shall not exceed one million dollars ($1,000,000). The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Administrator may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that Common Stock authorized under this Plan may be used in payment of Performance Cash Awards, including additional shares in excess of the Performance Cash Award as an inducement to hold shares of Common Stock.

(e) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7. COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

(c) No Obligation to Notify. The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8. MISCELLANEOUS.

(a) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has exercised the Stock Award pursuant to its terms and the Participant shall not be deemed to be a stockholder of record until the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g) Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; or (iv) by such other method as may be set forth in the Award Agreement.

(h) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with 409A. To the extent that the Board determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

9. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(d), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 3(e) and 6(d)(i), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i) Stock Awards May Be Assumed. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 2.

(ii) Stock Awards Held by Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation

(or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii) Stock Awards Held by Persons other than Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of any Stock Award that is not exercised prior to such effective time will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award, over (B) any exercise price payable by such holder in connection with such exercise.

(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10. TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. Unless sooner terminated by the Board pursuant to Section 2, the Plan shall automatically terminate on April 14, 2021. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11. EFFECTIVE DATE OF PLAN.

This Plan shall become effective on the Effective Date. Prior to the Effective Date, the Prior Plan is unaffected by the Plan, and Stock Awards shall continue to be granted from the Prior Plan. If the Plan has not been approved by the stockholders of the Company by the first anniversary of the Adoption Date, the adoption of the Plan shall be null and void and the Prior Plan shall continue unaffected by the adoption of the Plan. If the Plan is so approved, (i) the Prior Plan shall be deemed merged into the Plan and to cease its separate existence and (ii) outstanding options and other awards granted pursuant to the Prior Plan shall automatically become Stock Awards. Notwithstanding that the Prior Plan is merged into the Plan, the terms of the Prior Plan shall continue to govern any Stock Awards granted prior to the Effective Date.

12. CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

13. DEFINITIONS. As used in the Plan, the definitions contained in this Section 13 shall apply to the capitalized terms indicated below:

(a) “Adoption Date” means April 10, 2006, the date the Plan was adopted by the Board.

(b) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Award” means a Stock Award or a Performance Cash Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(f) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction . Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who are Directors on the date this Plan is adopted by the Board (collectively, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Directors; (provided, however, that if the election (or nomination for election) of any new Director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office or by a majority vote of a committee comprised of such members, such new member shall, for purposes of this Plan, be considered a member of the Incumbent Board).

For Clarity, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

The Board may, in its sole discretion and without Participant consent, amend the definition of Change in Control to conform to the definition of Change of Control under Section 409A of the Code, as amended, and the Treasury Department or Internal Revenue Service Regulations or Guidance issued thereunder.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Sequenom, Inc., a Delaware corporation.

(k) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(l) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director shall not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the Chief Executive Officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(m) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(n) “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

(o) “Director” means a member of the Board.

(p) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(q) “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2006 provided this Plan is approved by the Company’s stockholders at such meeting.

(r) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(s) “Entity” means a corporation, partnership, limited liability company or other entity.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of the Plan as set forth in Section 11, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(v) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price (or closing bid if no sales were reported) for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(w) “Incentive Stock Option” means an Option that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(x) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(y) “Nonstatutory Stock Option” means any Option that does not qualify as an Incentive Stock Option.

(z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(aa) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(bb) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(cc) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if permitted under the terms of this Plan, such other person who holds an outstanding Option.

(dd) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(ee) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ff) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(gg) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(hh) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(ii) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(d)(ii).

(jj) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre-tax profit; (xiv) operating cash flow; (xv) sales or revenue targets; (xvi) increases in revenue or product revenue; (xvii) expenses and cost reduction goals; (xviii) improvement in or attainment of working capital levels; (xix) economic value added (or an equivalent metric); (xx) market share; (xxi) cash flow; (xxii) cash flow per share; (xxiii) share price performance; (xxiv) debt reduction; (xxv) implementation or completion of projects or processes; (xxvi) customer satisfaction; (xxvii) stockholders’ equity; and (xxviii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(kk) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Award, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(ll) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(mm) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(d)(i).

(nn) “Plan” means this Sequenom, Inc. 2006 Equity Incentive Plan.

(oo) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(pp) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(qq) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(rr) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(ss) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(tt) “Securities Act” means the Securities Act of 1933, as amended.

(uu) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).

(vv) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(ww) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(xx) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(yy) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) .

(zz) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

APPENDIX B

SEQUENOM, INC.

1999 EMPLOYEE STOCK PURCHASE PLAN

AMENDED AND RESTATED EFFECTIVE JUNE 11, 2013

ADOPTED BY THE BOARD OF DIRECTORS: MARCH 5, 2013 [APPROVED BY THE STOCKHOLDERS: JUNE 11, 2013]

1. GENERAL.

(a) The purpose of the Plan is to provide a means by which Eligible Employees of the Company and certain designated Related Corporations may be given an opportunity to purchase shares of Common Stock. The Plan is intended to permit the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan.

(b) The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2. ADMINISTRATION.

(a) The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine how and when Purchase Rights to purchase shares of Common Stock shall be granted and the provisions of each Offering of such Purchase Rights (which need not be identical).

(ii) To designate from time to time which Related Corporations of the Company shall be eligible to participate in the Plan.

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights granted under it.

(v) To suspend or terminate the Plan at any time as provided in Section 12.

(vi) To amend the Plan at any time as provided in Section 12.

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan.

(viii) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States.

The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the

Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(c) All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

3. SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the shares of Common Stock that may be sold pursuant to Purchase Rights shall not exceed in the aggregate 3,789,037 shares of Common Stock.

(b) If any Purchase Right granted under the Plan shall for any reason terminate without having been exercised, the shares of Common Stock not purchased under such Purchase Right shall again become available for issuance under the Plan.

(c) The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4. GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to purchase shares of Common Stock under the Plan to Eligible Employees in an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate, which shall comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (i) each agreement or notice delivered by that Participant shall be deemed to apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) shall be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) shall be exercised.

(c) The Board shall have the discretion to structure an Offering so that if the Fair Market Value of the shares of Common Stock on the first day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of the shares of Common Stock on the Offering Date, then (i) that Offering shall terminate immediately, and (ii) the Participants in such terminated Offering shall be automatically enrolled in a new Offering beginning on the first day of such new Purchase Period.

5. ELIGIBILITY.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate as provided in Section 2(b), to Employees of a Related Corporation. Except as provided in Section 5(b), an Employee shall not be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such

Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event shall the required period of continuous employment be greater than two (2) years. In addition, the Board may provide that no Employee shall be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation is more than twenty (20) hours per week and more than five (5) months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee shall, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right shall thereafter be deemed to be a part of that Offering. Such Purchase Right shall have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted shall be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right shall begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she shall not receive any Purchase Right under that Offering.

(c) No Employee shall be eligible for the grant of any Purchase Rights under the Plan if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options shall be treated as stock owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the Plan only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, shall be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, shall be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

6. PURCHASE RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, shall be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding fifteen percent (15%) of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering.

(b) The Board shall establish one (1) or more Purchase Dates during an Offering as of which Purchase Rights granted pursuant to that Offering shall be exercised and purchases of shares of Common Stock shall be carried out in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering. In connection with each Offering made under the Plan, the Board may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata allocation of the shares of Common Stock available shall be made in as nearly a uniform manner as shall be practicable and equitable.

(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights shall be not less than the lesser of:

(i) an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii) an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7. PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) A Participant may elect to authorize payroll deductions pursuant to an Offering under the Plan by completing and delivering to the Company, within the time specified in the Offering, an enrollment form (in such form as the Company may provide). Each such enrollment form shall authorize an amount of Contributions expressed as a percentage of the submitting Participant’s earnings (as defined in each Offering) during the Offering (not to exceed the maximum percentage specified by the Board). Each Participant’s Contributions shall be credited to a bookkeeping account for such Participant under the Plan and shall be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with a third party. To the extent provided in the Offering, a Participant may begin such Contributions after the beginning of the Offering. To the extent provided in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. To the extent specifically provided in the Offering, in addition to making Contributions by payroll deductions, a Participant may make Contributions through the payment by cash or check prior to each Purchase Date of the Offering.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company may provide. Such withdrawal may be elected at any time at least five business days prior to the end of the Offering, except as provided otherwise in the Offering. Upon such withdrawal from the Offering by a Participant, the Company shall distribute to such Participant all of his or her accumulated Contributions (reduced to the extent, if any, such Contributions have been used to acquire shares of Common Stock for the Participant) under the Offering, and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from an Offering shall have no effect upon such Participant’s eligibility to participate in any other Offerings under the Plan, but such Participant shall be required to deliver a new enrollment form in order to participate in subsequent Offerings.

(c) Purchase Rights granted pursuant to any Offering under the Plan shall terminate immediately upon a Participant ceasing to be an Employee for any reason or for no reason (subject to any post-employment participation period required by law) or other lack of eligibility. The Company shall distribute to such terminated or otherwise ineligible Employee all of his or her accumulated Contributions (reduced to the extent, if any, such Contributions have been used to acquire shares of Common Stock for the terminated or otherwise ineligible Employee) under the Offering.

(d) Purchase Rights shall not be transferable by a Participant except by will, the laws of descent and distribution, or by a beneficiary designation as provided in Section 10. During a Participant’s lifetime, Purchase Rights shall be exercisable only by such Participant.

(e) Unless otherwise specified in an Offering, the Company shall have no obligation to pay interest on Contributions.

8. EXERCISE OF PURCHASE RIGHTS.

(a) On each Purchase Date during an Offering, each Participant’s accumulated Contributions shall be applied to the purchase of shares of Common Stock up to the maximum number of shares of Common Stock permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of Purchase Rights unless specifically provided for in the Offering.

(b) If any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount shall be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from such next Offering, as provided in Section 7(b), or is not eligible to participate in such Offering, as provided in Section 5, in which case such amount shall be distributed to such Participant after the final Purchase Date, without interest. If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of the Offering, then such remaining amount shall be distributed in full to such Participant at the end of the Offering without interest.

(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan. If on a Purchase Date during any Offering hereunder the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights or any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If, on the Purchase Date under any Offering hereunder, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in such compliance, no Purchase Rights or any Offering shall be exercised and all Contributions accumulated during the Offering (reduced to the extent, if any, such Contributions have been used to acquire shares of Common Stock) shall be distributed to the Participants without interest.

9. COVENANTS OF THE COMPANY.

The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of Common Stock upon exercise of the Purchase Rights. If, after commercially reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Purchase Rights unless and until such authority is obtained.

10. DESIGNATION OF BENEFICIARY.

(a) A Participant may file a written designation of a beneficiary who is to receive any shares of Common Stock and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to the end of an Offering but prior to delivery to the Participant of such shares of Common Stock or cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death during an Offering. Any such designation shall be on a form provided by or otherwise acceptable to the Company.

(b) The Participant may change such designation of beneficiary at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a) In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities imposed by purchase limits under each ongoing Offering. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue Purchase Rights outstanding under the Plan or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for those outstanding under the Plan, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for Purchase Rights outstanding under the Plan, then the Participants’ accumulated Contributions shall be used to purchase shares of Common Stock within ten (10) business days prior to the Corporate Transaction under any ongoing Offerings, and the Participants’ Purchase Rights under the ongoing Offerings shall terminate immediately after such purchase.

12. AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(i) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan for which stockholder approval is required by applicable law or listing requirements, including any amendment that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to become Participants and receive Purchase Rights under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan, but in each of (i) through (v) above only to the extent stockholder approval is required by applicable law or listing requirements.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c) Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan shall not be impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment.

13. EFFECTIVE DATE OF PLAN.

The Plan originally became effective in connection with the Company’s initial public offering. This amendment and restatement of the Plan is effective June 11, 2013 (the “Restatement Effective Date”). The terms of the Plan offering that commenced prior to and which remains outstanding on the Restatement Effective Date shall continue to be governed in accordance with the terms of the Plan as in effect immediately prior to the Restatement Effective Date.

14. MISCELLANEOUS PROVISIONS.

(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights shall constitute general funds of the Company.

(b) A Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering shall in any way alter the at will nature of a Participant’s employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation, or on the part of the Company or a Related Corporation to continue the employment of a Participant.

(d) The provisions of the Plan shall be governed by the laws of the State of California without resort to that state’s conflicts of laws rules.

15. DEFINITIONS.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Board” means the Board of Directors of the Company.

(b) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar transaction). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means a committee of one (1) or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means Sequenom, Inc., a Delaware corporation.

(g) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering, that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account, if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.

(h) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) the consummation of a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) the consummation of a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(i) “Director” means a member of the Board.

(j) “Eligible Employee” means an Employee who meets the requirements set forth in the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(k) “Employee” means any person, including Officers and Directors, who is employed for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(l) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price (or closing bid if no sales were reported) on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith.

(o) “Offering” means the grant of Purchase Rights to purchase shares of Common Stock under the Plan to Eligible Employees.

(p) “Offering Date” means a date selected by the Board for an Offering to commence.

(q) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(r) “Participant” means an Eligible Employee who holds an outstanding Purchase Right granted pursuant to the Plan.

(s) “Plan” means this Sequenom, Inc. 1999 Employee Stock Purchase Plan.

(t) “Purchase Date” means one or more dates during an Offering established by the Board on which Purchase Rights shall be exercised and as of which purchases of shares of Common Stock shall be carried out in accordance with such Offering.

(u) “Purchase Period” means a period of time specified within an Offering beginning on the Offering Date or on the next day following a Purchase Date within an Offering and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(v) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(w) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(x) “Securities Act” means the Securities Act of 1933, as amended.

(y) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market, is open for trading.

SEQUENOM, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 11, 2013

The undersigned hereby appoints Harry F. Hixson, Jr., Paul V. Maier and Bill Bowen, and each of them, as proxies for the undersigned, with full power of substitution and revocation, to vote all of the shares of stock of Sequenom, Inc. (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company located at 3595 John Hopkins Court, San Diego, California 92121 on June 11, 2013 at 9:00 a.m. local time, and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, on the following matters and in accordance with the following instructions, with discretionary authority as to any other business that may properly come before the meeting.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no direction is indicated, this proxy will be voted FOR all nominees listed in Proposal 1, FOR Proposals 2, 3, 4 and 5, as more specifically described in the proxy statement, and in the discretion of the proxy holders upon any other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -detach here- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

The Board of Directors recommends a vote FOR all of the nominees for director listed below.

Proposal 1:	To elect nine directors to hold office until the 2014 annual meeting of stockholders.

☐	FOR all nominees listed below (except as marked to the contrary below).

Nominees: Ernst-Günter Afting, Kenneth F. Buechler, John A. Fazio, Harry F. Hixson, Jr., Myla Lai-Goldman, Richard A. Lerner, Ronald M. Lindsay, David Pendarvis and Charles P. Slacik

☐	WITHHOLD AUTHORITY to vote for each nominee listed below.

To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:

The Board of Directors recommends a vote FOR the following Proposal.

Proposal 2:	To approve an amendment to our 2006 Equity Incentive Plan to increase the number of shares of the Company’s common stock available for issuance under such plan by 4,000,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends a vote FOR the following Proposal.

Proposal 3:	To approve an amendment to our 1999 Employee Stock Purchase Plan to increase the number of shares of the Company’s common stock available for issuance under such plan by 2,300,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends a vote FOR the following Proposal.

Proposal 4:	To approve, on an advisory basis, the compensation of the Company’s named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Board of Directors recommends a vote FOR the following Proposal.

Proposal 5:	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2013.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Dated

Signature(s)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.